UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.  )

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RigNet, Inc.

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NOTICE OF

2017 ANNUAL MEETING

OF STOCKHOLDERS

Time and Date:	10:00 a.m. Central Daylight Time, May 3, 2017
Location:	Houston Marriot Energy Corridor – Reata Ballroom
16011 Katy Freeway, Houston, Texas 77094

April 3, 2017

Dear Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of RigNet, Inc. (the “Company” or “RigNet”), which will be held at 10:00 a.m., Central Daylight Time, on Wednesday, May 3, 2017 at the Houston Marriot Energy Corridor – Reata Ballroom, 16011 Katy Freeway, Houston, Texas 77094. Following a report on RigNet’s business operations, stockholders will vote to:

Elect the nine directors named in our proxy statement to serve until the 2018 Annual Meeting of Stockholders or until their respective successors have been elected and qualified;

Ratify the selection of Deloitte & Touche LLP as our independent auditors for 2017;

Advise on the frequency of voting on our named executive officers’ compensation as a non-binding advisory vote; and

Approve our named executive officers’ compensation as a non-binding advisory vote.

Stockholders will also consider any other business as may properly come before the Annual Meeting.

You are eligible to vote if you were a stockholder of record at the close of business on March 6, 2017. Please ensure that your shares are represented at the meeting by promptly voting and submitting your proxy on the Internet or by completing, signing, dating and returning your proxy card in the enclosed envelope. If you decide to attend the meeting and vote, you may withdraw your proxy at that time.

To assist you in voting your shares, in addition to this Notice of Annual Meeting, you will find enclosed the 2017 Proxy Statement and our 2016 Annual Report to Stockholders, which includes the Company’s audited financial statements.

On behalf of the Board of Directors and employees of RigNet, we thank you for your continued interest in and support of the Company.

Sincerely,

/s/ James H. Browning	/s/ William D. Sutton
James H. Browning	William D. Sutton
Chairman of the Board	Senior Vice President and General Counsel

Houston, Texas

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

Our Proxy Statement and Annual Report to Stockholders are available at “https://materials.proxyvote.com/766582”

Your vote is important. Please vote promptly.

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PROXY SUMMARY

This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

RIGNET 2017 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	10:00 a.m. Central Daylight Time, May 3, 2017
Location:	Houston Marriot Energy Corridor – Reata Ballroom
16011 Katy Freeway, Houston, Texas 77094

Voting. Stockholders as of the record date, March 6, 2017, are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals on which to be voted.

Each stockholder’s vote is important. Even if you plan to attend our Annual Meeting in person, please cast your vote as soon as possible by:

using the Internet at “https://materials.proxyvote.com/766582”	mailing your signed proxy or voting instruction form

Attendance. RigNet stockholders as of the record date are entitled to attend the Annual Meeting.

MEETING AGENDA AND VOTING RECOMMENDATIONS

	Page Reference for More Information	Vote Recommendation
Election of 9 directors	4 and 42	For each director nominee
Management proposal:
Ratify Deloitte & Touche LLP as our independent auditors for 2017	42	For
Stockholder advisory vote:
Advise on the frequency of advisory voting on our named executive officers’ compensation	43	One
Approve our named executive officers’ compensation	43	For
Transact other business that properly comes before the meeting

BOARD NOMINEES

		Director			Committee Membership				Other Board Service
Name	Age	Since	Position with Our Company	Independent	AC	CC	CGN	CDC	Experience
Steven E. Pickett	53	2016	Chief Executive Officer and President						X
James H. Browning	67	2010	Chairman, Independent Director	X	X/F	X	X*		X
Mattia Caprioli	43	2013	Independent Director	X			X	X	X
Charles L. Davis	51	2005	Independent Director	X	X			X
Ditlef de Vibe	62	2011	Independent Director	X		X		X
Kevin Mulloy	58	2012	Independent Director	X	X			C
Kevin J. O’Hara	56	2010	Independent Director	X		X	C		X
Keith Olsen	60	2010	Independent Director	X		C	X		X
Brent K. Whittington	46	2010	Independent Director	X	C/F			X
2016 Meetings					4	6	4	3

AC	Audit Committee	C	Chair
CC	Compensation Committee	F	Financial Expert
CGN	Corporate Governance and Nominating Committee	*	Served as Chair of the Committee from January 7,
CDC	Corporate Development Committee		2016 through December 31, 2016 when Mr. O’Hara resumed as committee chairman

Attendance:	Director Elections:
In 2016, each of our current directors attended at least 75% of the meetings of the Board and committees on which the member served during the year.	Each director is elected annually by a plurality of votes cast.

2016 PERFORMANCE AND COMPENSATION HIGHLIGHTS

RigNet performance. The Board of Directors believes changes made to our executive leadership in 2016 will position the Company for continued growth in the oil and gas sector and accelerate our strategic expansion into adjacent remote communications markets. The Chief Executive Officer (“CEO”) and other named executives responded to 2016’s continued challenging economic market conditions by reallocating resources and restructuring personnel to reduce operating costs for long-term financial stability.

Compensation decisions reflect a balanced and responsible pay approach. The Compensation Committee has responsibility for oversight of RigNet’s executive compensation framework and, within that framework and working with senior management, aligning pay with performance and creating incentives that reward responsible risk-taking, while also considering RigNet’s business environment.

The Compensation Committee targets executive base compensation to be between the 25th percentile and the median for our peer group. Our pay-for-performance philosophy is incorporated into our Short-term Incentive Plan (“STIP”), which compensates our executives with short-term incentives for meeting and exceeding corporate goals and objectives, which may be paid in either cash or equity as determined annually by our Board. We target cash and short-term incentive compensation to be at the median for our peer group for target performance and reward above target performance with above median compensation. Our performance during 2016 did not achieve the minimum 90% threshold of our performance goals under the STIP, and as such no STIP bonuses were funded.

Mr. Pickett joined the Company on May 31, 2016 as our CEO. Until then, Mr. Jimmerson led the Company as interim CEO from January 7, 2016 through May 31, 2016 due to Mr. Slaughter’s employment with the Company ending effective January 7, 2016. Mr. Pickett’s base salary and target long-term incentive compensation percentage for 2016 were set at $485,000 and 100%, respectively, based on peer compensation data obtained from our compensation consultant and negotiation results during the recruitment of our CEO and President. Mr. Pickett received a guaranteed 2016 cash bonus as well as reimbursement of certain relocation related costs and will begin participating in the STIP in 2017, as agreed to in his employment agreement.

Compensation during 2016 for our interim CEO, Mr. Jimmerson and former CEO, Mr. Slaughter’s base salaries and target bonus percentages were set at $415,000 and 100%, respectively, which represents unchanged compensation levels from 2015 for the CEO and President position. The Compensation Committee believes that its recommendations on our CEOs’ pay reflect the leadership skills and level of responsibility given our current size and market conditions. The Compensation Committee believes its decisions on our CEO’s pay to be consistent with prior years and represents a balanced and responsible pay-for-performance approach to compensation.

During 2016, base compensation and target bonus percentages for Messrs. Schneider, Sutton, Maytorena and Hansen remained unchanged from 2015 reflecting the continued industry market challenges. Total compensation for these named executives reflects a balanced and responsible pay-for-performance approach to compensation.

Equity compensation. Through equity compensation, our executives have a significant portion of compensation “at risk” and accordingly have the potential for earning above the median of our peer group. “At risk” means executives will realize increased value as they manage and operate the Company to achieve financial, operational and strategic goals, which we believe closely correlate to long-term stockholder value creation. RigNet grants restricted stock units to named executives annually, which typically vest over 4 years through continued employment. RigNet also grants performance units, which vest based on specific annual performance results with payout generally upon completion of the three-year performance period. In 2016, the Compensation Committee also awarded stock options to named executive officers joining RigNet during the year, including our CEO, which vest over four years through continued employment and granted restricted stock units and performance units to incentivize retention of other key executive officers. Pursuant to the Securities and Exchange Commission (“SEC”) rules, equity awards are reported in full for 2016 in the respective columns in the Summary Compensation Table.

2016 Summary Compensation

	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan	All Other Comp.	Total
Steven Pickett (1)	$ 285,404	$ 282,917	$ 253,943	$ 646,000	$ —	$ 32,590	$ 1,500,854
Chief Executive Officer and President
Charles Schneider	325,000	—	604,176	—	—	480	929,656
Senior Vice President and Chief Financial Officer
William Sutton	262,000	—	515,760	—	—	480	778,240
Senior Vice President and General Counsel

Jay Hilbert	42,308	—	165,075	—	—	68	207,451
Senior Vice President, Sales
Edward Traupman	37,008	—	88,040	—	—	59	125,107
Vice President, System Integration & Automation
Martin Jimmerson (2)	167,596	—	600,000	—	—	18,556	785,952
Former Interim CEO and President and Former Chief Financial Officer
Mark Slaughter (2)	33,519	—	—	—	—	1,813,692	1,847,211
Former Chief Executive Officer and President
Hector Maytorena (2)	230,539	—	575,134	—	—	545,356	1,351,029
Former Group Vice President, Managed Services

Morten Hagland Hansen (2)	123,846	—	399,554	—	—	261,297	784,697
Former Senior Vice President and Chief Technology Officer

(1)	Mr. Pickett joined RigNet on May 31, 2016. The amounts represent Mr. Pickett’s compensation provided for in his employment agreement.
(2)	These executives’ employment with RigNet ended during 2016. Their compensation included separation benefits provided for in their respective employee agreements.

For more information on total compensation as calculated under SEC rules, see the narrative and notes accompanying the 2016 Summary Compensation Table, on page 26.

EXECUTIVE COMPENSATION PROGRAM HIGHLIGHTS

Key Features

●	Clawback of incentive compensation and equity compensation, in the event of a financial restatement
●	No excise tax gross-ups
●	Executive share ownership requirements and restrictions, including an anti-hedging and anti-pledging policy

Elements

Type	Form	Terms
Equity	Stock Options	●	Options generally vest 25% per year while employed
		●	No automatic accelerated option vesting upon a change of control

	Restricted Stock Units	●	Unit awards generally vest 25% per year while employed
		●	No automatic accelerated stock award vesting upon a change of control

	Performance Units	●	Unit awards generally vest based on achievement of performance measures over a multiple-year period
Cash or Equity	STIP Bonus	●	Based on achievement of quantitative and qualitative goals - Funding level based on revenue and Adjusted EBITDA results - Awards based on achievement of specific goals
Cash	Salary	●	Generally eligible for annual increase

GOVERNANCE HIGHLIGHTS

Board Leadership

We have an independent director who is elected by the independent directors to serve as the chairman of the Board, with broad authority and responsibility over Board governance and its operations. As a result of 2016’s leadership changes, we named an independent director to serve as the Vice Chairman of the Board from January 7, 2016 through December 31, 2016, who actively collaborated with the interim CEO and executive team. See “Board Leadership Structure and Role in Risk Oversight” on page 8 for more information.

Director Independence

All of our non-executive director nominees are independent. An independent director chairs each Board committee. We believe our Board should consist primarily of independent directors. See “Director Independence” on page 9 for more information.

Board Risk Oversight

Our Board has oversight for risk management with a focus on the most significant risks facing the Company, including strategic, operational, financial, legal and compliance risks. See “Board Leadership Structure and Role in Risk Oversight” on page 8 for more information.

Corporate Development

Our Board’s diversity of experience, technical and industry knowledge brings value by providing management oversight and guidance related to evaluating corporate development opportunities and managing risks from merger and acquisition initiatives. See “Corporate Development Committee” on page 12 for more information.

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CONTENTS

NOTICE OF THE 2017 ANNUAL MEETING OF STOCKHOLDERS

Your vote is important. Please complete, sign, date and return your proxy or voting instruction form, or submit your vote and proxy on the Internet. Our Proxy Statement and Annual Report to Stockholders are available at “https://materials.proxyvote.com/766582”

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PROXY STATEMENT

RIGNET, INC.

15115 Park Row Boulevard, Suite 300

Houston, Texas 77084-4947

We are furnishing this proxy statement to stockholders in connection with RigNet’s solicitation of proxies on behalf of the Board of Directors for the 2017 Annual Meeting of Stockholders. Distribution of this proxy statement and proxy card to stockholders is scheduled to begin on or about April 3, 2017.

Date, Time and Place of Meeting

Our Board of Directors (“the Board”) is asking for your proxy for use at the RigNet, Inc. 2017 Annual Meeting of Stockholders (the “Annual Meeting”) or at any adjournments or postponements thereof. The Annual Meeting will be held on Wednesday, May 3, 2017, at 10:00 a.m., Central Daylight Time, Houston Marriot Energy Corridor – Reata Ballroom, 16011 Katy Freeway, Houston, Texas 77094.

Proposals

At our 2017 Annual Meeting of Stockholders, we are asking our stockholders to consider and act upon proposals to: (1) elect nine directors to serve until our 2018 Annual Meeting; (2) ratify the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2017; (3) vote, as a non-binding advisory vote, on the frequency of future advisory votes on executive compensation and (4) approve, as a non-binding advisory vote, the compensation of our named executive officers.

Record Date, Outstanding Shares and Quorum

Only stockholders of record at the close of business on March 6, 2017 (the “Record Date”) are entitled to notice of, and to vote at the Annual Meeting. As of the Record Date, there were 18,029,013 outstanding shares entitled to vote at the Annual Meeting. The presence, in person or by proxy, of the holders as of the Record Date of a majority of our outstanding shares is necessary to constitute a quorum for purposes of voting on the proposals at the Annual Meeting. Abstaining and withheld votes will count as present for purposes of establishing a quorum on the proposals.

If by the date of the Annual Meeting we do not receive sufficient shares to constitute a quorum or approve one or more of the proposals, the Chair of the Annual Meeting, or the persons named as proxies, may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. The persons named as proxies would typically exercise their authority to vote in favor of adjournment.

Voting

If you are a holder of our common stock, you are entitled to one vote at the Annual Meeting for each share that you held as of the Record Date. Cumulative voting for directors is not permitted. The Inspector of Elections appointed for the Annual Meeting will tabulate all votes.

You may vote in person at the Annual Meeting or by proxy. Even if you plan to attend the Annual Meeting, we encourage you to vote your proxy card in advance of the Annual Meeting. If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the meeting. However, please note that if your shares are held in “street name” (in the name of a broker or by a bank or other nominee), you are considered the beneficial owner of these shares and proxy materials are being forwarded to you by your broker or nominee, which is considered, with respect to these shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote; however, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain from your brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the shares. Please vote your proxy by mail as soon as possible so that your shares may be represented at the Annual Meeting.

Revoking Your Proxy

If you submit your proxy by mail, you may still revoke it at any time before voting takes place at the Annual Meeting. If you are the record holder of your shares and wish to revoke your proxy, you may revoke it as follows: (i) by delivering, before or at the

2

Annual Meeting, a new proxy with a later date; (ii) by delivering, on or before the business day prior to the Annual Meeting, a notice of revocation to our Corporate Secretary at the address set forth in the notice of the Annual Meeting; (iii) by attending the Annual Meeting and voting, although your attendance at the Annual Meeting, without actually voting, will not by itself revoke a previously granted proxy; or (iv) if you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

If you sign and return your proxy card but do not give any voting instructions, your shares will be voted in favor of the election of each of the director nominees listed in Proposal One, in favor of Proposal Two, “One” for Proposal Three and in favor of Proposal Four. As far as we know, no other matters will be presented at the Annual Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

Soliciting Proxies

RigNet will pay all expenses of soliciting proxies to be voted at the Annual Meeting. After the proxies are initially distributed, RigNet and its officers, directors and employees (who will not receive any additional compensation for any solicitation of proxies) may also solicit proxies by mail, electronic mail, telephone or in person. We will ask brokers, custodians, nominees and other record holders to forward copies of the proxy materials to beneficial owners for whom they hold shares.

Annual Report on Form 10-K and Additional Materials

The Notice of Annual Meeting, this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2016 have been made available to all stockholders entitled to vote at the Annual Meeting. These materials may also be viewed at “https://materials.proxyvote.com/766582”.

Unless the context requires otherwise, the terms “RigNet,” the “Company,” “our,” “we,” “us” and similar terms refer to RigNet, Inc., together with its consolidated subsidiaries.

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GOVERNANCE

Our Board currently consists of nine directors, each of whom has a term that expires at the Annual Meeting. Each of our current Board members has been nominated to stand for re-election at the Annual Meeting. Each director elected at the Annual Meeting to our Board will serve in such capacity until his or her term expires at our next Annual Meeting or his or her successor has been duly elected and qualified, subject to their earlier death, resignation or removal. All non-employee directors meet the independence requirements under the listing standards of the NASDAQ. Steven Pickett, our CEO who joined our Board on June 2, 2016 is not independent by virtue of his role as CEO and President of our Company. There are no family relationships among any of our directors or executive officers.

At the Annual Meeting, our stockholders will consider and act upon a proposal to elect nine directors to our Board to serve until the 2018 Annual Meeting of Stockholders. Each of the nominees has consented to serve as a director if so elected. The persons named as proxies in the accompanying proxy card, who have been designated by our Board, intend to vote FOR the election of the director nominees unless otherwise instructed by a stockholder in a proxy card. If these nominees become unable for any reason to stand for election as a director, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as our Board may recommend and propose to replace such nominee or nominees.

DIRECTOR NOMINEES

Information concerning the nine director nominees is set forth below.

Name	Age	Position with Our Company	Director Since
Steven E. Pickett	53	Chief Executive Officer and President	2016
James H. Browning	67	Chairman, Independent Director	2010
Mattia Caprioli	43	Independent Director	2013
Charles L. Davis	51	Independent Director	2005
Ditlef de Vibe	62	Independent Director	2011
Kevin Mulloy	58	Independent Director	2012
Kevin J. O’Hara	56	Independent Director	2010
Keith Olsen	60	Independent Director	2010
Brent K. Whittington	46	Independent Director	2010

Steven E. Pickett

DIRECTOR QUALIFICATIONS
●	Industry Knowledge and Experience – - Current Chief Executive Officer and President of RigNet - Former CEO of 21st Century Towers, WestTower Communications and Telmar Network Technology

●	Leadership and Global Experience – CEO and president positions for over eight years

Mr. Pickett has served as the CEO and President since joining our Company on May 31, 2016 and on our Board since June 2, 2016. Before joining RigNet, from March 2015 through May 2016, Mr. Pickett was the CEO and President of 21st Century Towers, a new entrant in the wireless infrastructure market. From December 2013 through February 2015, Mr. Pickett served as the CEO of WesTower Communications, North America’s second largest tower construction and maintenance company until its acquisition by MasTec. Prior to WesTower, he was the CEO and President of Telmar Network Technology from July 2008 until December 2013. Mr. Pickett’s other prior roles include Senior Vice President/General Manager of Alcatel-Lucent’s Optical Network Division and Vice President of Sales at Alcatel. Mr. Pickett earned a Bachelor of Science in electrical engineering from Tufts University and a Master of Business Administration degree from The Kellogg Graduate School of Management at Northwestern University. He also currently serves on the board of QuEST Forum, a global association in the information and communication technologies industry. Mr. Pickett brings a wealth of experience in the communications industry to our Board and Company as well as experience running a growing company.

James H. Browning

DIRECTOR QUALIFICATIONS
●	Finance Experience – Retired KPMG LLP partner, served as KPMG’s Southwest Area Professional Practice Partner and SEC Reviewing Partner

●	Leadership and Board Experience – Service on public company boards of Texas Capital Bancshares, Inc. and Herc Holdings, Inc. and previously Endeavor International Corp.

Mr. Browning has served on our Board since December 2010, and as the Chairman of our Board since May 16, 2012 and Co-Chairman of our Board from March 7, 2012 to May 16, 2012. Mr. Browning served as a partner at KPMG LLP, an international accounting firm, from July 1980 until his retirement in September 2009. Mr. Browning began his career at KPMG LLP in 1971, becoming a partner in 1980. Mr. Browning most recently served as KPMG’s Southwest Area Professional Practice Partner in Houston. Mr. Browning has also served as an SEC Reviewing Partner and as Partner in Charge of KPMG LLP’s New Orleans audit practice. Mr. Browning received a B.S. degree in Business Administration from Louisiana State University and is a Certified Public Accountant. He currently serves on the boards of Texas Capital Bancshares, Inc., a publicly traded financial holding company and Herc Holdings, Inc., a publicly traded full service equipment rental company. He previously served on the board of Endeavour International Corporation, a publicly traded international oil and gas exploration and production company. Mr. Browning brings a wealth of knowledge dealing with financial and accounting matters to our Board as well as extensive knowledge of the role of public company boards of directors.

Mattia Caprioli

DIRECTOR QUALIFICATIONS
●	Global Experience – - Leads KKR’s Business Services industry team in Europe - Mergers, acquisitions and financing experience with Goldman Sachs in London

●	Leadership and Board Experience – Serves on the Board of PortAventura and SBB Telemach

Mattia Caprioli has served on our Board since October 2013. Mr. Caprioli is a member of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) responsible for its Business Services industry team in Europe. Mr. Caprioli has held leadership roles in many KKR investments including Legrand, Toys ‘R’ Us, Alliance Boots, Inaer and Bond (now Avincis) since 2001. He also currently serves on the Boards of PortAventura and SBB Telemach and previously served on the Board of Legrand. Prior to joining KKR, Mr. Caprioli was with Goldman Sachs International in London, where he was involved in a broad array of mergers, acquisitions and financings across a variety of industries. He holds a Master of Science degree from L. Bocconi University, Milan, Italy. Mr. Caprioli brings a diverse international background with extensive business services expertise to the Board.

Charles L. Davis

DIRECTOR QUALIFICATIONS
●	Industry Knowledge and Experience – Partner in Houston Ventures, an investment firm funding companies that apply technology solutions in the energy industry

●	Finance Experience – Experience in finance, accounting and investment banking

Charles L. Davis has served as a member of our Board of Directors since June 2005. Mr. Davis has been a partner in Houston Ventures, formerly known as SMH Private Equity Group, a United States-based investment firm that funds companies that apply technology solutions in the energy sector, since December 2004. Mr. Davis received a Bachelor’s degree in Business from Washington and Lee University and is a Certified Public Accountant in the Commonwealth of Virginia. Mr. Davis brings experience in finance, accounting and investment banking to our Board as well as a wealth of experience in the energy industry.

Ditlef de Vibe

DIRECTOR QUALIFICATIONS
●	Leadership and Global Experience – Former Managing Partner of Kistefos Venture Capital, a venture capital firm investing in the IT and telecommunications industries
●	Technology Knowledge and Experience – - Former CEO of Global IP Solutions - Various Director roles with IBM

Ditlef de Vibe has served on our Board since May 2011. From 2001 to 2011, Mr. de Vibe served as managing partner of Kistefos Venture Capital, a venture capital firm that primarily invests in the IT and telecommunications industries. Since leaving Kistefos Venture Capital, Mr. de Vibe’s principal occupation is as an independent investor and board member for several private Norwegian companies. From 2007 to 2008, Mr. de Vibe also served as Chief Executive Officer of Global IP Solutions (GIPS) Holdings AB, a company that was publicly traded in Norway until its sale to Google, Inc. From 1996 to 2001, Mr. de Vibe served in various capacities with IBM, including IBM’s Director of Network Outsourcing EMEA from 1999 to 2001, Director of Network Service Sales EMEA from 1998 to 1999, and Director of Network Outsourcing Services EMEA from 1996 to 1998. He holds a Master of Science degree from the University of Oslo. Mr. de Vibe brings a wealth of experience in IT and telecommunications along with extensive operational and commercial competencies.

Kevin Mulloy

DIRECTOR QUALIFICATIONS
●	Leadership and Global Experience – - Former President of Presidio Managed Networks - Former President of Intelsat Global Service Corporation
●	Technology Experience – Served as Executive Vice President of Corporate Development at an advanced information technology professional and managed service company

Kevin Mulloy has served on our Board since March 2012. Mr. Mulloy joined Blue Ridge Partners, a consulting firm serving private equity clients and general businesses on growth and revenue issues, in February 2017 as a consulting partner. Mr. Mulloy has served as Executive Vice President of Corporate Development at Presidio, Inc., an advanced information technology professional and managed services company, from July 2011 to May 2013. Prior to that, Mr. Mulloy served as President of Presidio Managed Networks, the managed services business at Presidio, from June 2008 to July 2011, and from September 2007 to June 2008 he served as the Executive Vice President of Operational Strategy for Presidio. For the five years prior to joining Presidio, Mr. Mulloy held leadership roles with Intelsat S.A., a provider of satellite services worldwide, including President of Intelsat Global Service Corporation from January 2003 to February 2006 and Senior Vice President of Strategy, Business Development and M&A from January 2001 to January 2003. Mr. Mulloy’s experience also includes ten years with McKinsey & Company, a management consulting firm; three years with Gould Inc., an aerospace and defense company; and more than five years in the United States Navy, serving in the Surface Nuclear Propulsion branch of the Navy. Mr. Mulloy has a BSME from the US Naval Academy and an MBA from Wharton, University of Pennsylvania. Mr. Mulloy brings extensive operational satellite, telecommunications and information technology infrastructure experience to the Board.

Kevin J. O’Hara

DIRECTOR QUALIFICATIONS
●

Industry Knowledge and Technology Experience –

  -   Former President, CEO and Director of Integra, a communications provider

  -   Co-founder of Level 3 Communications, Inc., a provider of IP-based communications

●	Leadership and Board Experience – - Former CEO and Chairman of the Board of Integra - CEO and president positions for over 20 years

Kevin J. O’Hara has served on our Board since December 2010 and Vice Chairman of the Board from January 7, 2016 through December 31, 2016. Mr. O’Hara most recently served as President, Chief Executive Officer and Director of Integra, a communications provider. He served on its Board since December 2009, was appointed Chairman of the Board in March 2011 and was named CEO in December 2011. Mr. O’Hara left Integra in September 2014. Prior to joining Integra, he was a co-founder and Chairman of the Board of Troppus Software Corporation, an early stage software company providing technical solutions to service providers that support home technology and networks, from March 2009 until a major service provider acquired it in January 2011. Mr. O’Hara also served on the Board of Directors of Elemental Technologies, Inc., a leading provider of video processing solutions for broadcast and on-line video customers from January 2011 until October 2016, serving as Chairman from August 2011 until October 2016. Prior to that, Mr. O’Hara was a co-founder of Level 3 Communications, Inc., a provider of IP-based communications services to enterprise, content, government and wholesale customers, and served as its President from July 2000 to March 2008 and as the Chief Operating Officer of Level 3 Communications, Inc. from March 1998 to March 2008. From August 1997 to July 2000, Mr. O’Hara served as Executive Vice President of Level 3 Communications, Inc. Prior to that, Mr. O’Hara served as President and Chief Executive Officer of MFS Global Network Services, Inc. from 1995 to 1997, and as Senior Vice President of MFS and President of MFS Development, Inc. from October 1992 to August 1995. From 1990 to 1992, he was a Vice President of MFS Telecom, Inc. Mr. O’Hara has a Master of Business Administration from the University of Chicago and a Bachelor of Science in Electrical Engineering from Drexel University. Mr. O’Hara brings a wealth of experience in the communications industry to our Board as well as experience running a public company.

Keith Olsen

DIRECTOR QUALIFICATIONS
●	Industry Knowledge and Technology Experience – - CEO and Director of a data center services company - Former CEO, President and Director of a provider of network-neutral data center
●	Leadership and Global Experience – - International business development with international carriers and service providers - Former Public Company CEO

Mr. Olsen has served on our Board since December 2010 when we completed our initial public offering (“IPO”). Mr. Olsen currently serves as Chairman and Chief Executive Officer of vXchnge Holdings LLC, a private company offering data center services. Mr. Olsen served as Chief Executive Officer, President and Director of Switch and Data Facilities Company, Inc., a NASDAQ listed company, which provided network-neutral data centers that house, power and interconnect the Internet, from February 2004 to May 2010, when Switch and Data Facilities Company, Inc. was acquired by Equinix, Inc. Prior to that, Mr. Olsen served as a Vice President of AT&T, where he was responsible for indirect sales and global sales channel management from May 1993 to February 2004. From 1986 to 1993, Mr. Olsen served as Vice President of Graphnet, Inc., a provider of integrated data messaging technology and services. Mr. Olsen has a Bachelor’s degree from the State University of New York, Geneseo. Mr. Olsen brings experience in running a public company to our Board as well as a wealth of experience in the communications industry.

Brent K. Whittington

DIRECTOR QUALIFICATIONS
●	Finance Experience – - Former CFO of Windstream Corporation and its predecessor, Alltel Holding Corp - Arthur Andersen LLP experience for over eight years
●	Leadership and Industry Experience – Former COO of a communications company providing phone, high-speed Internet and high-definition digital TV services

Mr. Whittington has served on our Board since December 2010 when we completed our IPO. Mr. Whittington has served as the Chief Operating Officer of Windstream Corporation, a publicly traded communications company providing phone, high-speed Internet and high-definition digital TV services, from August 2009 to September 2014. Prior to that, Mr. Whittington served as the Executive Vice President and Chief Financial Officer of Windstream Corporation from July 2006 to August 2009. From December 2005 to July 2006, Mr. Whittington served as Executive Vice President and Chief Financial Officer of Windstream Corporation’s predecessor, Alltel Holding Corp. From 2002 to August 2005, Mr. Whittington served as Vice

President of Finance and Accounting of Alltel Corporation, parent company of Alltel Holding Corp and, from August 2005 to December 2005, Mr. Whittington also served as the Senior Vice President-Operations Support of Alltel Corporation. Prior to joining Alltel, Mr. Whittington was with Arthur Andersen LLP for over eight years. Mr. Whittington has a degree in accounting from the University of Arkansas at Little Rock. Mr. Whittington brings experience in finance and accounting to our Board as well as a wealth of experience in the communications industry.

CORPORATE GOVERNANCE

The Board and the Company annually review RigNet’s governance documents, which are available on our website. These governance materials include, but are not limited to, our Code of Ethics and Business Conduct, Policy Governing Director Qualifications and Nominations, Policy Governing Related Person Transactions and Board committee charters. The Board regularly reviews corporate governance developments and, when appropriate, modifies its governance policies, committee charters and key practices.

Code of Ethics

We have a Code of Ethics and Business Conduct applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code is available on our corporate website at the following link

“http://investor.rig.net/corporate-governance.cfm”.

Composition of the Board of Directors

Our Board currently consists of nine members, eight of whom are non-employee members. Mr. Pickett, who serves as the CEO and President, also serves as a director. Each director holds office until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our by-laws permit our Board to establish by resolution the authorized number of directors.

With respect to the Annual Meeting, we have nine nominees and nine available board seats. Currently, a board member may be removed outside of the normal election process by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of our directors. The nine nominees receiving the most votes cast at the Annual Meeting will be elected to our Board.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Currently, we separate the role of Chairman and Chief Executive Officer. In addition, each Board committee is presently comprised solely of independent directors. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer, approves the agenda for Board meetings, and presides over meetings of the full Board. The independent members of the Board also regularly meet in executive session without management present. The Board believes this separation is appropriate at this time because of our public status. Our Board does not have a policy on whether or not the roles of Chairman of the Board and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee or former employee. The Board believes that it should be free to make a choice from time to time in any manner that it believes is in the best interests of our Company and our stockholders at that time.

From January 7, 2016 through December 31, 2016, we also had an independent director serving as the Vice Chairman of the Board to lead our efforts in the search and selection of a new, permanent Chief Executive Officer and President and actively collaborate with the former interim CEO and executive team to support our next phase of development both in merger and acquisition activities and other initiatives to expand our products and solutions. The Board actively oversees management, particularly through regular conferences between the Chief Executive Officer and the Chairman. The Board reviews the Chairman of the Board position annually after the Annual Meeting of Stockholders.

Risk Oversight

Risk is an inherent part of RigNet’s business activities and is critical to the Company’s growth and success. The Board seeks to assess major risks facing our Company and options for their mitigation in order to promote our stockholders’ and other stakeholders’ long-term interests. We reward our executives for taking responsible risks in line with the Company’s strategic objectives and overall risk appetite. Depending on the nature of the risk involved and the particular business function involved, we use a wide variety of risk mitigation strategies, including delegation of authorities, standardized processes, strategic planning, operating reviews and insurance.

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The Board has oversight for risk management and actively reviews risk management practices through continuous dialogues and receipt of management reports. The Board and its committees collectively oversee risk by actively reviewing material management decisions throughout the year in the areas that risk responsibility has been delegated.

The Board has delegated responsibility for the oversight of specific risks to the Board committees as follows:

Corporate Governance and Nominating	●	Confirms the existence and capability of risk management systems and controls specific to operational, technological, compliance, reputational and political risks
	●	Reviews assessments and implementation of risk-based controls for our business activities
	●	Oversees risk related to the Company’s governance structure and processes, including risks arising from related person transactions

Audit	●	Oversees policies and processes related to the financial statements, financial reporting process, compliance and auditing
	●	Monitors ongoing compliance issues and matters and meets with our independent accounting firm
	●	Reviews risk management practices and performance related to credit, liquidity and compliance risks

Compensation	●	Oversees the risk management associated with management resources, structure, succession planning and supports the selection process
	●	Evaluates the effect the compensation structure may have on risk decisions

Corporate Development	●	Provides guidance related to corporate development opportunities
	●	Reviews risk mitigation strategies in connection with merger and acquisition initiatives

The extent of the Board’s oversight function has the effect of solidifying the Board’s leadership structure by providing knowledge and input into material risk decisions.

DIRECTOR INDEPENDENCE

Our Board has reviewed the independence of each director and considered whether any director had or has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board has determined that Messrs. Browning, Caprioli, Davis, de Vibe, Mulloy, O’Hara, Olsen, and Whittington qualify as “independent” in accordance with the published listing standards of the NASDAQ. Mr. Pickett is not independent by virtue of his role as CEO and President of our Company.

In addition, the members of the Audit Committee of our Board each qualify as “independent” under standards established by the SEC and NASDAQ for members of audit committees, and the Audit Committee includes at least one member who is determined by our Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules. Messrs. Browning and Whittington are independent directors who have been determined to be audit committee financial experts. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Messrs. Browning and Whittington’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on them any duties, obligations or liability that are greater than are generally imposed on them as members of the Audit Committee and Board, and their designation as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or Board.

In addition, the members of the Compensation Committee of our Board each qualify as “independent” under standards established by the SEC and NASDAQ for members of compensation committees.

POLICY GOVERNING DIRECTOR QUALIFICATIONS AND NOMINATIONS

Our Company seeks directors who possess, at a minimum, the qualifications and skills described below and as set forth in our Policy Governing Director Qualifications and Nominations. Our Company considers diversity in its nomination of directors, and in its assessment of the effectiveness of the Board and its committees. In considering diversity, we evaluate each director candidate in the context of the overall composition and needs of our Board, with the objective of recommending a group that can best manage the business and affairs of the Company and represent stockholder interests using its diversity of experience. Our Corporate Governance and Nominating Committee will consider these and other qualifications, skills and attributes when recommending candidates to our Board.

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At a minimum, our Corporate Governance and Nominating Committee must be satisfied that each Committee-recommended nominee meets the following minimum qualifications:

●	The candidate shall exhibit high standards of integrity, commitment and independence of thought and judgment.

●	The candidate shall be committed to representing the long-term interests of our Company’s stockholders.

●	The candidate shall have sufficient time and availability to devote to the affairs of our Company, particularly in light of the number of boards on which the nominee may serve.

●	To the extent the candidate serves or has previously served on other boards, the candidate shall have a demonstrated history of contributing at board meetings.

●	The candidate shall meet any other minimum qualifications and other criteria for Board membership approved by our Board from time to time.

In addition to the minimum qualifications for each candidate set forth above, our Corporate Governance and Nominating Committee shall recommend that our Board select persons for nomination to help ensure that:

●	A majority of the Board is “independent” in accordance with the standards, if any, promulgated by the SEC, any exchange upon which securities of our Company are traded and any governmental or regulatory body exercising authority over our Company.

●	Each of our Audit, Compensation and Corporate Governance and Nominating Committees are comprised entirely of independent directors.

●	At least one member of our Audit Committee shall have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

In addition, for the overall structure and composition of our Board, the Committee seeks directors with the following types of experience

Leadership experience. We believe that directors who have held significant leadership positions, especially CEO positions, over an extended period, provide the Company with unique insights. These people generally possess extraordinary leadership qualities, and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy and risk management, and know how to drive change and growth.

Technology experience. As a technology-based communication company, we seek directors with backgrounds in technology and a deep understanding of technology risks because our success depends on reliability of our technology, investments in new technologies and access to new ideas.

Global experience. RigNet’s continued success depends, in part, on its success in continuing to grow its businesses outside the United States. For example, in 2016, approximately 70% of RigNet’s revenues came from outside the United States.

Finance experience. We believe that an understanding of finance and financial reporting processes is important for our directors as RigNet measures its operating and strategic performance by reference to financial goals. In addition, accurate financial reporting and robust auditing are critical to RigNet’s success. We seek to have directors who qualify as audit committee financial experts, and we expect all of our directors to be financially knowledgeable. As part of this qualification, we also seek directors who have relevant risk management experience.

Industry experience. We seek to have directors with experience as executives or directors or in other leadership positions in the industries in which we participate. For example, we seek directors with experience in the communications and oil and gas industries, since many of our customers operate in the oil and gas industry.

Marketing experience. RigNet seeks to grow organically by identifying and developing new markets for its products as well as by acquisition. Therefore, marketing expertise, especially on an international basis, is important to us.

COMMUNICATIONS TO OUR BOARD OF DIRECTORS

Our Board has a process in place for communications with stockholders. Stockholders should initiate any communications with our Board in writing and send them to our Board, c/o William Sutton, Senior Vice President and General Counsel, RigNet, Inc., 15115 Park Row Boulevard, Suite 300, Houston, Texas 77084-4947. All such communications will be forwarded to the appropriate directors. This centralized process will assist our Board in reviewing and responding to stockholder communications in an appropriate manner. If a stockholder wishes for a particular director or directors to receive any such

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communications, the stockholder must specify the name or names of any specific Board recipient or recipients in the communications. Communications to our Board must include the number of shares owned by the stockholder as well as the stockholder’s name, address, telephone number and e-mail address, if any.

MEETINGS OF OUR BOARD OF DIRECTORS AND ATTENDANCE AT ANNUAL MEETINGS

During 2016, our Board held ten meetings. The standing Committees of our Board held an aggregate of 17 meetings during this period. Each director attended at least 75% of the aggregate number of meetings of the Board and Committees on which they served. Each member of our Board is expected to attend our annual meetings of stockholders. Each person who was a director at the time of our 2016 Annual Meeting of Stockholders attended such meeting.

COMMITTEES OF OUR BOARD OF DIRECTORS

Our Board currently has standing Audit, Compensation, Corporate Governance and Nominating and Corporate Development Committees. Each member of the Audit, Compensation, Corporate Governance and Nominating and Corporate Development Committees is an independent director in accordance with the NASDAQ listing standards described above and applicable SEC regulations. Our Board has adopted a written charter for each of these Committees, which sets forth each Committee’s purposes, responsibilities and authority. These committee charters are available on our website at “http://investor.rig.net/corporate-governance.cfm”.

Audit Committee
●	Select and oversee the independent accounting firm	Number of Meetings in 2016:
●	Oversee the quality and integrity of our financial reporting	4
●	Review the organization and scope of our internal audit function and our disclosure and internal controls	Committee Members:
●	Oversee the Company’s legal and regulatory compliance	Whittington (C, F, I) Browning (F, I) Davis (I) Mulloy (I)
●	Approve audit and non-audit services provided by our independent auditors
●	Monitor financial reporting activities and the accounting standards and principles followed

C	Chair of the Committee
F	Audit Committee Financial Expert as defined under SEC rules
I	Satisfies standards established by the SEC and NASDAQ to be designated as an independent director
P	Did not serve on the committee while serving as the Board Vice Chair from January 7, 2016 through December 31, 2016
T	Committee Chair from January 7, 2016 through December 31, 2016, while Mr. O’Hara served as Vice Chair of the Board

The report of our Audit Committee appears under the heading “Report of the Audit Committee” below.

Compensation Committee

Compensation Committee
●	Review and recommend for Board approval the compensation of the CEO	Number of Meetings in 2016:
●	Review and recommend for Board approval the compensation of the Board	6
●	Make recommendations to the Board with respect to our non-CEO executive officers	Committee Members:
●	Administer and implement Board approved compensation plans, policies, and programs, including short and long-term incentive plans	Olsen (C, I) Browning (F, I) de Vibe (I) O’Hara (P, I)
●	Review succession planning for our executive officers

All Compensation Committee members are also “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”). The report of our Compensation Committee appears under the heading “Compensation Committee Report” below.

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Procedures and Processes for Determining Compensation – Please refer to “Compensation Discussion and Analysis, The Compensation Committee,” below for a discussion of the Compensation Committee’s procedures and processes for making compensation determinations.

Compensation Committee Interlocks and Insider Participation – No member of the Compensation Committee has any relationship with our Company requiring disclosure in any of the reports that we file with the SEC, other than service on our Board. None of our named executive officers serves as a member of the Board or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Corporate Governance and Nominating Committee

Corporate Governance and Nominating Committee
●	Identify and recommend nominees for the Board	Number of Meetings in 2016:
●	Monitor and develop our corporate governance practices, guidelines, code of conduct and compliance mechanisms	4
●	Review risk performance and enterprise risk exposure across operational, technological, compliance, reputational and political areas	Committee Members:
●	Oversees the Company’s legal and regulatory compliance	O’Hara (C, I, P) Browning (T, F, I) Caprioli (I) Olsen (I)
●	Monitor the existence and capability of risk management systems and control in all critical business activities and enterprise risk categories

The Committee will evaluate each nominee based upon a consideration of a nominee’s qualification as independent as well as their diversity, skills and experience in the context of the needs of the Board as described in our Corporate Governance Guidelines. The Corporate Governance and Nominating Committee may rely on various sources to identify director nominees. These include input from directors, management, professional search firms and other sources that the Committee feels are reliable.

Stockholders may recommend director candidates for consideration by the Corporate Governance and Nominating Committee, which will consider such suggestions made by stockholders in the same manner as other candidates. Any such suggestions should be submitted to the Chairman of the Corporate Governance and Nominating Committee, c/o William Sutton, Senior Vice President and General Counsel, RigNet, Inc. 15115 Park Row Boulevard, Suite 300, Houston, Texas 77084-4947. The written request must include the candidate’s name, contact information, biographical information and qualifications. The request must also include the potential candidate’s written consent to being a nominee and to serving as a director if nominated and elected. The Committee may request additional information from time to time from the nominee or the stockholder or group of stockholders. Stockholder nominations that seek to bypass the consideration of the Corporate Governance and Nominating Committee must follow the procedures set forth in our bylaws, which are summarized below in the Section entitled “Stockholder Proposals and Nominations for the 2018 Annual Meeting.”

Corporate Development Committee

Corporate Development Committee
●	Provide oversight and guidance for the evaluation of corporate development opportunities	Number of Meetings in 2016:
3
●	Provide oversight and guidance over the strategies and processes regarding merger and acquisition initiatives	Committee Members:
Mulloy (C, I) Caprioli (I) Davis (I) de Vibe (I) Whittington (F, I)

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the financial reporting process of the Company on behalf of its Board. Management has the primary responsibility for the preparation of the financial statements and the reporting process, including the systems of internal control.

With respect to the financial statements for the year ended December 31, 2016, the Audit Committee reviewed and discussed the financial statements of RigNet, Inc. and the quality of financial reporting with management and the independent auditor. The Audit Committee received the written disclosure and the letter from the independent auditor required under applicable rules of the Public Company Accounting Oversight Board. Additionally, the Audit Committee has discussed with the independent auditor their independence with respect to the Company. The Audit Committee determined that the non-audit services provided to RigNet by the independent auditor (discussed below under “Proposal Two: Ratification of Independent Public Accountants”) are compatible with maintaining the independence of the independent auditor.

Based on the reviews and discussions described above, the Audit Committee recommended to our Board that the financial statements of RigNet, Inc. be included in the Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Submitted By:

Audit Committee
Brent K. Whittington, Chairman James H. Browning Charles L. Davis Kevin Mulloy

This Report of the Audit Committee is not “soliciting material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

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DIRECTOR COMPENSATION

The following summarizes the compensation of each non-employee member of our Board for the fiscal year ended December 31, 2016. Since June 2, 2016, our CEO is also a board member. Our former CEO served as a board member until his resignation on January 31, 2016. Since our CEOs were employees of the Company, they did not receive additional compensation specifically related to service on our Board. In addition, Mr. Caprioli does not receive any compensation from us for his role as a member of our Board due to his affiliation with KKR, a holder of over 25% of our outstanding shares of common stock.

Our Board has implemented a compensation policy applicable to our non-employee directors based on the anticipated service commitment and analysis of our peer companies based on data obtained from our compensation consultant, which provides those directors the following compensation for Board and committee services:

●	a cash retainer paid quarterly for non-chairman board membership and service;

●	cash retainer for non-executive board chairman;

●	annual equity awards of restricted non-voting units in an amount to be approved by the Board, which are issuable at one share per unit upon vesting, or at the option of our Company, an equivalent payment in cash;

●	a cash fee for each Board meeting where overseas travel is required for attendance; and

●	a cash retainer for committee membership or committee chairmanship based on the relative service commitment for each committee.

Director compensation is paid at the end of each quarter on a pro rata basis for any partial service periods.

The Board determines the form and amount of director compensation after its review of recommendations made by the Compensation Committee. In January 2016, the Board elected Mr. O’Hara to serve as Vice Chairman of our Board to lead the search and selection of a new, permanent Chief Executive Officer and President. He was also tasked with taking an active role in the Board’s oversight of management’s 2016 and mid-term business plan during the transition. This role included leading Board oversight of the former interim CEO and executive team’s implementation of strategy for the next phase of development both in merger and acquisition activities and other initiatives to expand our products and solutions. Due to the significant service demand, the Board approved an increase in Mr. O’Hara’s quarterly cash board retainer to $62,500 for his service as Vice Chairman of the Board, until September 30, 2016 upon the successful CEO leadership transition to Mr. Pickett.

In June 2016, the Board approved non-executive director compensation changes effective July 1, 2016 including: the elimination of board and committee meeting fees not requiring overseas travel; an increase to the quarterly cash retainer for independent directors from $9,000 to $12,500; the reduction in meeting fees requiring overseas travel from $4,500 to $3,000; the establishment of committee member quarterly cash retainers ranging from $1,000 to $1,500 per quarter based on the service commitment required by each committee; an increase in the quarterly cash retainers for the Audit Committee chairman from $3,750 to $5,750, the Compensation Committee chairman from $2,500 to $4,000 and the Corporate Governance and Nomination Committee chairman from $2,500 to $3,750. The Corporate Development Committee chairman quarterly cash retainer remained unchanged at $2,500. The Compensation Committee recommended the changes in board compensation after reviewing peer company market data supplied by the Compensation Committee’s independent consultant, data obtained through the National Association of Corporate Directors and by considering the relative service demands of each service role.

The following table summarizes the compensation of each non-employee member of our Board in 2016:

Name (1)	Earned or Paid in Cash (2)	Stock Awards (3)	Total
James H. Browning	$ 133,000	$ 100,000	$ 233,000
Mattia Caprioli (4)	—	—	—
Charles L. Davis	60,000	100,000	160,000
Ditlef de Vibe	72,500	100,000	172,500
Kevin Mulloy	68,000	100,000	168,000
Kevin J. O’Hara	209,000	249,995	458,995
Keith Olsen	73,500	100,000	173,500
Brent K. Whittington	76,000	100,000	176,000

(1)	Each non-employee director listed above served as a director for all of 2016. Our current and former CEOs are excluded from this table, as they received no compensation specifically related to their service on our Board and their respective compensation as an employee is reflected in the Summary Compensation Table.

(2)	Amounts reflect quarterly retainers and fees for Board and committee service earned by the directors during 2016.

(3)	Reflects the aggregate grant date fair value for restricted units granted in 2016 computed in accordance with FASB ASC Topic 718. Each independent director received an equity award in 2016 and the grant date fair value is reflected in the table above. Information about the assumptions used to value these awards can be found in Note 10 to the consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016. As of December 31, 2016, each independent director had 7,657 restricted unit awards outstanding, except for Mr. O’Hara who had 19,142 unit awards outstanding.

(4)	Mr. Caprioli received no compensation from RigNet for his Board service by agreement between the Company and KKR, our stockholder for which Mr. Caprioli has been a member since 2001.

The table above reflects all compensation received by our independent directors during 2016. The Company does not provide a pension plan for non-employee directors.

EXECUTIVE COMPENSATION

OUR EXECUTIVE OFFICERS

The following table provides information regarding our current executive officers.

Name	Age	Position with Our Company
Steven Pickett	53	Chief Executive Officer and President
Charles Schneider	52	Senior Vice President and Chief Financial Officer
William Sutton	62	Senior Vice President and General Counsel
Jay Hilbert	57	Senior Vice President, Sales
Edward Traupman	66	Vice President, Systems Integration & Automation

Steven Pickett has served as our Chief Executive Officer and President since May 31, 2016. See his biographical summary presented earlier in this proxy statement under the heading “Our Board of Directors and Nominees – Director Nominees.”

Charles Schneider has served as our Senior Vice President and Chief Financial Officer since December 8, 2015. Prior to that, Mr. Schneider served in various financial leadership roles at KBR, Inc. including Vice President and Chief Financial Officer for the Engineering and Construction, Americas division from January 2015 to December 2015; Vice President, Finance and Treasurer from February 2010 to December 2014; Vice President, Corporate Development from December 2008 to February 2010; and interim Chief Financial Officer from March 2008 to June 2008. In addition, his professional career includes experience in commercial banking, project finance, corporate finance and M&A. Mr. Schneider received a B.B.A. degree in finance and a MBA from University of Texas at Austin, McCombs School of Business.

William Sutton has served as our Senior Vice President and General Counsel since February 2014. Prior to that, Mr. Sutton served as our Vice President, General Counsel and Corporate Secretary from May 2009 through January 2014 and Vice President and General Counsel from March 2008 through May 2009. Mr. Sutton served as Chairman for Sweeten & Sutton Brokerage, Inc. from March 2007 to February 2008 and President and Chief Executive Officer for Abbey SA, LP from April 2004 to October 2006. He has attended Stanford Law School’s Directors’ College. Mr. Sutton received a Bachelor of Business Administration degree from the University of Texas at Austin and a Juris Doctorate from the University of Houston.

Jay Hilbert has served as our Senior Vice President, Sales since November 7, 2016. Prior to that, Mr. Hilbert served as Senior Vice President of Business Development and Sales - Airvana Business Unit for CommScope Holding Company, Inc., a global provider of wireless solutions from January 2015 until November 2016; Senior Vice President of Global Sales for Cambium Networks from January 2012 through December 2014; and Senior Vice President of Sales and Marketing for Telmar Network Technology from 2007 through 2011. Mr. Hilbert also served in sales leadership positions for Spirent Communications and Somera Communications. Mr. Hilbert received a Bachelor of Science degree in Engineering Management from the University of North Dakota.

Edward Traupman has served as our Vice President, Systems Integration & Automation since joining RigNet on November 7, 2016.  Prior to that, he served as the Vice President and General Manager for Telmar Network Technology from January 2007 through February 2016. Mr. Traupman has also served in various management positions with companies such as Carrius Technologies, Rapid5 Networks and DSC Communications.  He received a Master of Science degree in Computer Science and a Bachelor degree in Mathematics from the Southern Methodist University.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion & Analysis (“CD&A”) outlines RigNet’s executive compensation philosophy, objectives and processes and explains how the Compensation Committee of the Board (the “Compensation Committee” or “Committee”) made executive compensation recommendations to the Board in fiscal year 2016 for the named executive officers (“NEOs”) listed below:

Name	Position with Our Company
Steven Pickett	Chief Executive Officer and President
Charles Schneider	Senior Vice President and Chief Financial Officer
William Sutton	Senior Vice President and General Counsel
Jay Hilbert	Senior Vice President, Sales
Edward Traupman	Vice President, Systems Integration & Automation
Martin Jimmerson	Former Interim Chief Executive Officer and President and Former Senior Vice President and Chief Financial Officer
Mark Slaughter	Former Chief Executive Officer and President
Hector Maytorena	Former Group Vice President, Managed Services
Morten Hagland Hansen	Former Senior Vice President and Chief Technology Officer

EXECUTIVE SUMMARY

2016 Business Overview and Compensation Outcomes

The Board of Directors believe recent executive leadership changes will position the Company for continued growth in the oil and gas sector and accelerate our strategic expansion into adjacent remote communications markets. The CEO and other NEOs responded to 2016’s continued challenging economic market conditions with reduced oil and gas industry activity by reallocating resources and restructuring personnel to reduce operating costs for long-term financial stability.

On an annual basis, our Compensation Committee takes into consideration the impact of business environment, the results of our operations and the competitive market for talent when making its decisions about compensation. It also must take into account the way in which the plans in our executive compensation program are designed. It is in this context, that the Compensation Committee made the following key compensation decisions for 2016:

●	None of the NEOs received base salary increases;
●	None of the NEOs received bonus payments from the STIP, since performance results were below threshold; and
●	All of the NEOs received their target annual long-term incentive award grant, which consists of equity in the forms of performance units and time-based restricted stock units.

Specifically, base salaries, STIP bonus results and long-term incentive targets are summarized as follows:

	Base Salary		STIP Bonus		Long-term Incentive Plan		Retention
Name	2016	2015	Target	Amount	Target	Grant Date	Equity
						Value	Awards
Steve Pickett (1)	$485,000	n/a	100.0%	$—	100.0%	$899,943	$—
Charles Schneider	325,000	$325,000	70.0%	—	140.0%	456,816	147,360
William Sutton	262,000	262,000	65.0%	—	140.0%	368,400	147,360
Jay Hilbert (2)	275,000	n/a	40.0%	—	90.0%	165,075	—
Edward Traupman (2)	240,000	n/a	40.0%	—	70.0%	88,040	—
Martin Jimmerson (3)	415,000	288,600	n/a	—	n/a	600,000	—
Mark Slaughter (3)	415,000	415,000	n/a	—	n/a	—	—
Hector Maytorena (3)	270,000	270,000	70.0%	—	140.0%	402,784	196,480
Morten Hagland Hansen (3)	230,000	230,000	60.0%	—	120.0%	276,754	122,800

(1)	Mr. Pickett joined RigNet on May 31, 2016. The amounts represent Mr. Pickett’s compensation provided for in his employment agreement; however, his participation in the STIP begins in 2017.
(2)	Messrs. Hilbert and Traupman joined RigNet on November 7, 2016; neither are eligible to participate in the 2016 STIP since they joined RigNet after September 30, 2016. The amounts represent his respective compensation provided for in his employment agreement.
(3)	These executives’ employment with RigNet ended during 2016. Mr. Jimmerson’s employment terminated on December 31, 2015 until he was rehired as our interim CEO from January 7 through June 1, 2016.

Influence of Say on Pay Results on Executive Compensation Decisions

We and our Compensation Committee are attentive to the outcome of the stockholder “Say on Pay” vote. At the Company’s 2016 annual stockholder meeting, 99.2% of the total votes cast supported the executive compensation program. The Committee considered this a strong endorsement of its decisions and policies, as well as the overall design of RigNet’s current executive compensation program.  As such, while the Committee did not make any substantive changes to its executive compensation philosophy or the target percentages for cash and incentive compensation, we implemented a long-term equity program to further align executive interests with our stockholders’ interests to grow long-term value, see “Long-Term Incentive Compensation” below.

Best-Practice Compensation Governance Features

Our executive compensation program is grounded in the following policies and practices, which promote sound compensation:

What We Do		What We Don’t Do
√	Place a heavy emphasis on variable compensation	x	Provide “single trigger” change in control severance benefits
√	Require significant stock ownership	x	Offer significant perquisites
√	Enforce a clawback policy	x	Allow excise tax gross up upon a change in control
√	Conduct annual compensation risk assessments	x	Permit hedging or short selling of Company stock
√	Use an independent compensation consultant	x	Enable CEO to provide input regarding his compensation

WHAT GUIDES OUR EXECUTIVE COMPENSATION PROGRAM

Our Decision Making Process

The “Compensation Committee” oversees the executive compensation program for our NEOs. The Committee is comprised of independent, non-employee members of the Board. The Committee works closely with its independent compensation consultant and executive management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Committee’s authority and responsibilities are specified in the Committee’s charter, which may be accessed at our website, “http://investor.rig.net/corporate-governance.cfm”.

The Compensation Committee

The Compensation Committee assists the Board in fulfilling its duties relating to compensation matters. The fundamental responsibilities of the Committee are to:

●	develop RigNet’s compensation objectives and philosophy;
●	review and oversee the incentive compensation and equity plans;
●	review performance goals, objectives and policies relevant to CEO executive compensation;
●	review performance goals, objectives and policies relevant to Board compensation;
●	evaluate executive performance in light of those goals to recommend executive compensation levels;
●	review and make recommendations for Board compensation levels;
●	review and recommend compensation levels and awards under incentive compensation plans that are consistent with our compensation philosophy and the performance of our Company, its senior management, employees and the Board;
●	administer the stock ownership policy;
●	review and approve disclosures relating to compensation; and
●	oversee succession planning for the CEO and our NEOs.

The Compensation Committee may form and delegate its authority to one or more subcommittees as it deems necessary or advisable from time to time, provided, that any such subcommittee must report any actions taken by it to the full Compensation Committee at its next regularly scheduled meeting.

The Board approves all compensation plans and compensation arrangements for our NEOs based upon Compensation Committee recommendations.

The Compensation Setting Process

Our Compensation Committee holds regularly scheduled meetings, which coincide with our Board meetings. It also holds additional meetings as required to carry out its duties. The Committee Chairman works with our management to establish each meeting agenda.

At its meetings, the Committee:

●	updates the Company’s compensation strategy and objectives;
●	considers changes in compensation elements for the upcoming year;
●	reviews and considers the composition of our peer companies and peer compensation study data;
●	reviews actual results compared to the pre-established performance metrics for the current year to determine annual STIP incentive awards for our NEOs and total awards authorized;
●	reviews equity awards, either in the form of restricted stock grants or stock option awards or both;
●	reviews Company performance metrics under our incentive compensation plans for the upcoming year;
●	reviews Board performance and evaluates the compensation paid to our independent directors and makes recommendations for adjustments, if any, to the Board; and
●	reviews the performance of our CEO.

Role of Compensation Consultant

The Committee has the sole and direct authority to retain and terminate compensation advisors and to approve their fees. All such advisors report directly to the Compensation Committee. Pearl Meyer & Partners (“Pearl Meyer”) serves as the Committee’s independent compensation consultant to assist the Committee in assessing and determining competitive compensation packages for our NEOs and directors.

In this capacity, Pearl Meyer has assembled information regarding:

●	identification of an updated peer group of companies;
●	compensation trends in the telecommunication and oil and gas service industries;
●	use and structure of performance-based equity awards;
●	relative compensation for similarly-situated NEOs within peer group companies or other companies with revenues, transactions or growth trends comparable to our Company; and
●	relative compensation for similarly situated independent board directors of the peer group companies or other companies with revenues, transactions or growth trends comparable to our Company.

While the Committee relies on data provided by our independent compensation consultant or Equilar, Inc., a provider of executive compensation information based on publicly available information contained in SEC filings, it also considers a number of other factors including:

●	performance of the executive;
●	historical compensation levels;
●	specific role the executive plays within our Company; and
●	changes in scope, roles and responsibilities.

The Role of the Peer Group, Benchmarking Data and Competitive Positioning

The Committee compares our executive compensation program to a group of companies that are comparable in terms of size and competitive industry – including companies that are structured similarly and serve our same industry client base. The overall purpose of this peer group is to provide a market frame of reference for evaluating our compensation arrangements (current or proposed), understanding compensation trends among comparable companies, and reviewing other compensation and governance-related topics that may arise during the course of the year.

With the assistance of our independent compensation consultant, we refined our compensation peer group during 2016 and 2015 to reflect changes in our global company, the industry and our size as a public company to include the seventeen companies listed in the table below. We selected these companies because they were public companies of similar size and scope, and they serve the geographies and customer bases in which we operate and compete for senior management personnel.

Peer Companies

Aligned to the services we provide	Aligned to our customer base
Calix Inc.	Dawson Geophysical Company
Cogent Communications Group	Forbes Energy Services
8X8 Inc.	Helix Energy Solutions Group
inContact Inc.	Hornbeck Offshore Services
Iridum Communications	Gulf Island Fabrication Inc.
KvH Industries	GulfMark Offshore Inc.
ORBCOMM	Rex Energy Corporation
Shoretel Inc.	Tesco Corporation
TETRA Technologies Inc.

Pearl Meyer provided specific input on peer group cash and equity compensation levels and ranges. This data was used to establish 2016 compensation for the NEOs.

When setting target direct compensation (base salary and target short and long-term incentive opportunities), the Committee aims to approximate the median of compensation paid to similarly situated executives of the companies comprising our peer group, as well as survey sources in Pearl Meyer’s database. Specifically, base salaries are generally established between the 25th percentile and the median for our peer group, adjusted for each individual’s education, experience, performance and potential. In addition, our NEOs can earn short-term or annual incentive bonus compensation based upon pre-established earnings and growth criteria, which are aligned with our pay-for performance philosophy. Through the short-term incentive program, as well as our long-term equity compensation program, our NEOs have a significant portion of compensation “at risk” and accordingly have the potential for earning above the median of our peer group. “At risk” means, for the performance-based compensation programs, NEOs will not realize value unless they meet minimum performance goals, the majority of which are tied to Company financial, operational and strategic goals, which we believe closely correlate to long-term stockholder value creation.

Role of Chief Executive Officer in Executive Compensation Decisions

Our Compensation Committee seeks input from the CEO when discussing the performance and compensation levels of our NEOs other than himself. Our CEO works with other senior executives to recommend changes to our compensation programs, prepare peer analyses, and suggest performance targets under those programs for our employees, including our NEOs, to assist the Compensation Committee in making and implementing its compensation decisions.  During 2016, our former interim CEO provided recommendations to the Compensation Committee in connection with key employee retention and our incentive compensation programs based on key historical and planned Company performance. The Compensation Committee reviewed management’s recommendations and considered peer data, as well as the Company’s operating plan and budget, to recommend the specific performance goals and measures established within our 2016 incentive compensation programs and awards, which were approved by the Board.

Our Executive Compensation Program

Our Compensation Philosophy

Our executive compensation program is designed to encourage our NEOs to focus on building long-term stockholder value, maximizing growth consistent with our strategic plan and delivering strong financial results. Our compensation philosophy is grounded in the following guiding principles:

Pay for Performance	A significant portion of a NEO’s total compensation should be variable (“at risk”) and dependent upon the attainment of certain specific and measurable annual- and long-term business performance objectives.
Shareholder Alignment	NEOs should be compensated through pay elements (base salaries, annual and long-term incentives) designed to create long-term value for our stockholders, as well as foster a culture of ownership.
Competitiveness	Target compensation should be set at the median of market to ensure that compensation is at a level that is competitive with that being offered to individuals holding comparable positions at other companies with which we compete for business and leadership talent.
Attraction and Retention	The executive compensation program should enable the Company to attract highly talented people with exceptional leadership capabilities and retain high-caliber talent.

Elements of Compensation

Our compensation philosophy is supported by the following principal pay elements:

Base Salary	Cash	Allows us to attract and retain qualified candidates in a highly competitive market
(Fixed)
Short-Term Incentive Plan (“STIP”)	Cash or Equity (Variable)	Provides additional compensation designed to support our pay-for-performance philosophy based on achievement of annual financial results and specific individual personal goals
Long-Term Incentives	Equity (Variable)	Rewards executives for equity value growth to align executive interests with our stockholders’ interests to grow long-term value and incentivize retention

The charts below show the target total direct compensation (“TDC”) of our CEO and our other NEOs for fiscal 2016. These charts illustrate that a majority of NEO TDC is variable, 61.3% for our CEO and an average of 73.1% for our other NEOs.

Determining the Amount of Each Element of Compensation for 2016

Base Salary

On March 10, 2016 after considering relevant materials provided by our compensation consultant during 2015, current economic market conditions, and the published survey for average annual market increases, our Compensation Committee recommended, and our Board approved, no changes to base compensation levels or short-term and long-term incentive compensation targets effective April 1, 2016 for Messrs. Schneider, Sutton, Slaughter, Maytorena, and Hansen. Mr. Pickett’s base compensation was set at $485,000 in connection with his recruitment as our CEO and President. Mr. Jimmerson’s base compensation, upon his hiring as our interim CEO and President, was set at $415,000, which is the same base compensation amount as our former CEO. The Compensation Committee believes that the 2016 base compensation levels achieved our target of the 25th percentile of our peer group while recognizing each officer’s level of responsibility, current workload and past experience performing their duties.

For Mr. Pickett, who joined RigNet during the year as our CEO and President, we evaluated his base compensation compared to other officer level personnel, considering his prior experience, and our compensation consultant’s materials obtained during 2015. We approved his starting base compensation of $485,000 along with a 2017 STIP target of 100.0% and 2016 long-term incentive target of 100.0% to incentivize achievement of both financial and individual goals. Similarly, for Mr. Hilbert and Mr. Traupman, who joined RigNet during the year, we evaluated each officer’s base compensation compared to other officer level personnel, considering their prior experience, and our compensation consultant’s materials obtained during 2015.

Our Compensation Committee reviews our executives’ base salaries on an annual basis taking into consideration any changes in position or responsibilities. We utilize base salary as the primary means of compensation for performing the essential elements of an executive’s job. Base salaries are set at levels between the 25th percentile and the median for our peer group, adjusted for each individual’s role, experience, performance and potential, which allow us to attract and retain executives in competitive markets. For 2016, our Compensation Committee approved the following base salaries:

	Base Salary
Name	2016	2015	% Change
Steven Pickett (1)	$ 485,000	n/a	—
Charles Schneider	325,000	$ 325,000	—
William Sutton	265,000	265,000	—
Jay Hilbert (2)	275,000	n/a	—
Ed Traupman (2)	240,000	n/a	—
Martin Jimmerson (2)	415,000	288,600	n/a
Mark Slaughter	415,000	415,000	—
Hector Maytorena	270,000	270,000	—
Morten Hagland Hansen	230,000	230,000	—

(1)	Mr. Pickett joined RigNet on May 31, 2016.
(2)	Mr. Hilbert and Mr. Traupman both joined RigNet on November 7, 2016.
(3)	Mr. Jimmerson’s employment ended on December 31, 2015, until he was rehired as our interim CEO on January 7, 2016.

Short-Term Incentive Compensation

Our NEOs are eligible for annual bonuses in the form of an annual incentive award through our STIP. Awards have historically been paid in cash during the first calendar quarter of the next year after determination of whether financial goals have been achieved. For 2016, our Compensation Committee recommended and our Board approved that NEO STIP bonuses would be paid with RigNet stock based on the five-day average closing price prior to the meeting during which the determination of financial goal achievement is reported to the Compensation Committee.

Bonus Opportunities. Under the STIP, each NEO is assigned a target opportunity expressed as a percentage of his base salary. We believe the STIP targets, when considered in connection with the established financial performance goals that must be achieved in order to earn the incentive compensation, provides our executive officers the potential to realize at or above median compensation when compared to our peer group. The target and maximum bonus opportunities for each of our NEOs for 2016, who remained eligible for STIP bonus or employed through December 31, 2016, is set forth below:

Name	Target STIP Bonus Opportunity (as a % of Base Salary)	Maximum Bonus Opportunity (as a % of Base Salary)
Steven Pickett (1)	—	—
Charles Schneider	70.0%	175.0%
William Sutton	65.0%	163.0%
Jay Hilbert (2)	—	—
Ed Traupman (2)	—	—

(1)	Mr. Pickett joined the Company on May 31, 2016 and will begin participating in the STIP in 2017 with a target opportunity of 100.0%.
(2)	Due to Messrs. Hilbert and Traupman joining RigNet on November 7, 2016, they are not eligible to participate in the STIP for 2016. Their respective offer letters provide an annual STIP target opportunity of 40.0%.

Financial Performance Metrics and Weightings. Short-term incentive compensation funding is determined based on performance achieved against the following financial metrics:

Metrics	Weighting	Definition
Management EBITDA (a non-U.S. GAAP measure)	60.0%	Adjusted EBITDA1 further adjusted based on budgeted exchange rates, the final STIP compensation accrual, and other exceptional items such as acquisitions, as approved by the Board.
Revenue	40.0%	Gross revenue less credits and uncollectible billings, as reported in accordance with U.S. GAAP.

Total STIP funding is based on actual consolidated performance against the annual Adjusted EBITDA and Revenue goals. No STIP compensation is paid if the Company does not achieve the threshold performance levels for both Adjusted EBITDA and Revenue. The following presents the STIP funding multiplier for each achievement level as a percentage of the target, which is the same for Adjusted EBITDA and Revenue.

		Resulting
Level of Achievement as a % of Target		STIP Multiplier
Maximum:	125.0%	3.00
	120.0%	2.60
	115.0%	2.20
	110.0%	1.80
	105.0%	1.40
Target:	100.0%	1.00
	95.0%	0.63
Threshold:	90.0%	0.25
Below Threshold:	Less than 90.0%	—

Note that if the results are between two levels the multiplier will be interpolated on a straight-line basis between those levels.

For our executives, short-term incentive compensation is based on the achievement of financial targets and further adjusted based on the achievement of personal objectives for each individual. This table summarizes the 2016 financial targets and actual results for all of the NEOs.

1 We define Adjusted EBITDA as net income (loss) plus: interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, (gain) loss on retirement of property and equipment, change in fair value of derivatives, stock-based compensation and IPO or merger/acquisition costs and related bonuses. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated or presented in accordance with generally accepted accounting principles (GAAP).

Name	Target (In Millions)	Actual (In Millions)	Percentage of Target	Resulting Multiplier
Consolidated Management EBITDA (1)	$ 44.3	$ 37.2	83.9%	—%
Consolidated Revenue (1)	239.5	220.6	92.1%	—%
Managed Services EBITDA (2)	76.3	57.8	75.8%	—%
Managed Services Revenue (2)	219.8	199.0	90.6%	—%

(1)	Consolidated measures also serve as the business unit measures for Messrs. Schneider, Sutton and Hansen.
(2)	Managed services measures are the business unit measures for Mr. Maytorena.

Individual Performance. Each NEO has key personal and team objectives, the achievement of which, determines 50.0% of their STIP, with the remaining 50.0% based on the Company wide and business unit financial results, based on computed STIP funding. An NEO’s bonus may be increased or decreased up to 25.0% based on the achievement of specific individual objectives and input from the CEO.

For the CEO’s bonus, the Board has discretion to increase or decrease the bonus up to 100%. For all other executives, the CEO has discretion to increase or decrease the bonus up to 25%, using his judgment of the NEO’s relative contribution to results, subject to Compensation Committee and Board approval. Individual payouts under the STIP cannot exceed 2.5 times target payout.

2016 Payout Results. The 2016 STIP bonus formula would multiply 50.0% of an executive officer’s potential target bonus as a percentage of their current base salary, adjusted for partial-year employment, by the sum of (i) 60.0% of the consolidated Management EBITDA multiplier plus (ii) 40.0% of the consolidated revenue multiplier and add to that sum the computed STIP bonus determined under individual performance. However, since the 2016 STIP thresholds were not achieved, there are no short-term incentive compensation payments (in cash or equity) or discretionary adjustments as reported in the “Non-Equity Incentive Plan Compensation” and the “Bonus” columns for 2016 in the Summary Compensation Table.

Long-term Incentive Compensation

Long-term incentive compensation is intended to enhance our ability to retain executive talent over a longer period of time, reward long-term efforts that enhance future value of the Company, and provide executives with a form of reward that aligns their interests with those of our stockholders. Our executives may receive long-term incentive awards annually as the Compensation Committee determines consistent with the objectives described above.

Our 2010 Omnibus Incentive Plan permits the award of (i) incentive and non-qualified stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, (v) performance stock, (vi) performance units, (vii) director awards (viii) annual cash incentive awards, (ix) cash-based awards, (x) substitution awards or (xi) other stock-based awards, as approved by the Board or its designated committee. No further awards can be made under our 2006 and 2001 Plans. The Committee believes an appropriate balance between long-term stock price appreciation, mid-term operating results and retention best align our executives’ interests with those of our stockholders, as follows:

Objective	Award Type	Incentive for Compensation
Long-term stock appreciation	Stock Option	Stock price appreciation over ten-years
Mid-term operating results	Performance Unit	Specific performance achievement over three years
Retention	Restricted Stock Unit	Continued employment over four years

In 2016, the Compensation Committee established long-term incentive compensation targets as a percentage of base compensation for each of our NEOs. This target was used to determine the value of the long-term incentive awards made to each executive. In establishing each of the targets, the Compensation Committee considered, among other things, the data obtained from the compensation peer group study that was adjusted for market increases, the role and responsibility of each executive, competitive factors, individual performance, the amount of stock-based equity compensation already held by the executive, the non-equity compensation received by the executive, the total number of stock and option awards to be granted to all participants during the year and the discretion and judgment of the Compensation Committee.

Generally, time-based restricted stock unit and option awards will vest over four years, with 25.0% of the shares vesting on each of the first, second, third and fourth year anniversary of the grant date or other date specified in the grant award assuming continued employment, and options expire on the tenth anniversary date of the applicable award agreement, unless terminated earlier.

Long-term incentive compensation has typically been in the form of equity awards allocated 30.0% to restricted stock awards and 70.0% to stock options. During 2016 we determined annual equity awards to senior leaders should include a balance of restricted stock units (“RSUs”) and performance units (“PUs”) to create a shared incentive structure that drives achievement of specific strategic corporate initiatives. PUs vest based on achievement of three defined performance goals over a three-year period. Each performance goal has specific threshold, target and maximum performance level resulting in payouts of 30.0%, 100.0% and 300.0%, respectively, with proportional adjustment for performance between each level. Performance results are measured and generally vest each annual performance period with payout upon completion of the three-year performance period, or sooner if an individual’s employment ceases due to retirement, death, disability or change of control.

Grants were made on March 10, 2016, as part of our normal annual review of equity awards and annual compensation. During 2016, the Compensation Committee initiated an equity award program using long-term PUs with formulaic payouts based on specific multiple-year performance metrics. For 2016, long-term incentive equity awards were allocated 70.0% to RSUs and 30.0% to PUs for our NEOs, except for Mr. Jimmerson, who received equity awards allocated 50.0% to each RSUs and PUs, due to his interim role with our Company. Mr. Pickett was awarded stock options as a signing bonus upon joining the Company. He was also awarded long-term incentive equity awards allocated 70.0%, to RSUs and 30.0% to PUs, as agreed to in his employment agreement and in alignment with his prorated long-term incentive compensation target as our CEO and President. These equity awards should enhance our ability to retain executives and align individual performance with the objectives of our stockholders.

The PUs granted in 2016 to our NEOs, except for Mr. Jimmerson, are contingent upon the achievement of specified performance metrics as shown below. These awards generally become payable in 2019 based on achievement of the three, weighted performance metrics shown below, with payment amounts prorated for performance between the established levels.

Performance Goals Measures	Performance Period	Threshold (1)	Target (2)	Maximum (3)	Weight	Actual Results	Resulting Multiplier
Consolidated Revenue Overall revenue growth	2016	$ 203.2	$ 239.0	$ 274.9	10.0%	$ 220.6	0.486
	2017	208.2	245.0	281.8	10.0%	n/a	n/a
	2018	238.8	281.0	323.2	20.0%	n/a	n/a
Addressable Rigs Service Level Market share	2016	31%	33%	38%	7.5%	26.8%	—
	2017	32%	34%	39%	7.5%	n/a	n/a
	2018	33%	35%	40%	15.0%	n/a	n/a
Maritime Initiative and Reseller Initiative Revenue Strategic Initiative performance	2016	$ 12.5	$ 16.5	$ 20.5	7.5%	$ 10.1	—
	2017	20.0	25.0	30.0	7.5%	n/a	n/a
	2018	40.0	48.0	56.0	15.0%	n/a	n/a

(1)	Below the threshold, no units will be earned.
(2)	Performance at target results in the targeted units being earned with proportional adjustment for performance between threshold and target results and proportional adjustment for performance between target and maximum results.
(3)	Performance is capped at the maximum and achievement of the maximum would result in three times the target units being earned.

Mr. Jimmerson was also granted a PU award on March 10, 2016 for the one-year performance period of 2016 to incentivize his performance and retention as our interim CEO and president. However, due to his employment ending on May 31, 2016, units vesting under the award were based on the number of days he worked as a percentage of the total number of days during the performance award period.

In addition, on March 10, 2016, in order to incentivize retention of Messrs. Schneider, Sutton, Maytorena, and Hansen, we awarded time-based RSUs that vest in full on March 19, 2019, assuming continued employment. The retention awards for Messrs. Maytorena and Hansen were forfeited and cancelled when their respective employment ended during 2016.

Nondiscriminatory Health and Welfare Benefits

Our benefits, such as our basic health benefits, short-term and long-term disability, life insurance, and accidental death and dismemberment insurance are intended to provide a stable array of support to executives and their families throughout various stages of their careers, and these core benefits are provided to all employees based on the regional programs regardless of their individual performance levels. All U.S. employees have the option to participate in the 401(k) plan, which allows participants to defer up to 100.0% of their annual compensation, subject to the cap set by the Internal Revenue Code. As of January 2016, the Company is no longer matching employee contributions in the 401(k) plan. However, in 2015, our 401(k) plan provided all eligible employees the Company’s matching contribution based on 100.0% of the first 2.0% and 50.0% of the next 4.0% of eligible employee contributions. Employee elective deferrals and employee matching contributions are immediately vested and non-forfeitable upon contribution to the 401(k) plan.

Perquisites

We believe in a simple, straight-forward compensation program. Consistent with the Committee’s strategy, no perquisites or other personal benefits are expected to exceed $10,000 annually for any of our named executive officers, except with regard to relocation expense reimbursement.

Tax and Accounting Implications

In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives. While we consider the applicable accounting and tax treatment of alternative forms of equity compensation, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

Deductibility of Compensation and Tax Obligations

Our Compensation Committee does not have any policies concerning the payment of tax obligations on behalf of our employees. We are required by law to withhold a portion of every compensation payment we make to our employees. In the case of noncash compensation, that means either (i) we withhold a portion of the noncash compensation payment and pay cash to the appropriate tax authorities or (ii) the employees make a cash payment directly to us in lieu of our withholding a portion of the noncash compensation. All payments to or on behalf of our employees, including tax payments, are considered compensation and are evaluated by our Compensation Committee as part of our overall compensation packages.

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation. Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to the CEO and each of our next three most highly compensated NEOs, unless specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. We believe that grants of equity awards under our existing stock plans qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to receive a federal income tax deduction in connection with such awards. In general, we have determined that we will not seek to limit executive compensation so that it is deductible under Section 162(m). However, from time to time, we monitor whether it might be in our interests to structure our compensation programs to satisfy the requirements of Section 162(m). We seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and therefore our Compensation Committee has not adopted a policy requiring all compensation to be deductible. Our Compensation Committee will continue to assess the impact of Section 162(m) on our compensation practices and determine what further action, if any, is appropriate.

Accounting for Stock-Based Compensation

We account for stock-based payments for all awards under our 2010 Omnibus Incentive, 2006 Long-Term Incentive and the 2001 Performance Stock Option Plans in accordance with the requirements of ASC Topic 718, subtopic 10, section 10, Stock Compensation. The Committee reviews stock compensation grant date value in connection with granting equity awards.

Risk Assessment of Compensation Programs

We review our compensation programs company-wide to assess whether they encourage our employees to take unnecessary or excessive risks that could have a material adverse effect on our business. We have concluded that our programs are appropriately tailored to encourage employees to grow our business, but not to incent them to do so in a way that poses unnecessary or excessive material risk to us. For example, the STIP and our long-term incentive compensation, which are our two primary performance-based compensation programs, balance each other by providing compensation that rewards short-term and long-term performance. The STIP balances risk by considering a mix of performance goals, capping the maximum payout a participant can receive and allows the Compensation Committee to approve the final amount of all bonuses, while the long-term incentive awards include both time-based equity awards that have four-year vesting schedules to encourage a focus on long-term growth and that support management retention and performance-based awards to incentivize and reward long-term performance. In addition, we have various policies, such as our clawback, anti-hedging and executive equity ownership policies that are designed to discourage undue risk-taking or manipulation of results. In addition, the portion of the executives’ compensation comprised of STIP and long-term performance awards is sized to encourage appropriate risk-taking that is aligned with the long-term health of the Company.

Clawback Policy

In March 2015, the Compensation Committee recommended and the Board unanimously approved the adoption of a clawback policy (the “Policy”) for the recoupment of incentive-based compensation from its current or former executive officers and such other senior executives and employees (“Covered Executives”) under certain circumstances. Under the Policy, the Company may, at the Board’s discretion, recover from Covered Executives short and long-term cash incentives, stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and/or performance units (“Incentive Compensation”) in excess of the Incentive Compensation that would have been paid or distributed according to the financial statements, as restated. The Company may also require, as a condition to the grant of any incentive compensation, a Covered Executive to agree in writing to abide by the terms of the Policy.

Policy Against Hedging

We prohibit our executive officers and directors from engaging in short-term or speculative transactions involving company securities, including activities involving short selling our securities, hedging their ownership in our securities by the purchase or sale of options of any kind, whether puts, calls or other derivative securities, purchasing of company securities in the open market on margin or pledging securities against loans or similar arrangements.

Executive Equity Ownership

We encourage our executives to hold a significant equity interest in our Company. In 2015, we adopted a new stock ownership policy, which superseded and replaced the former stock ownership guidelines adopted in 2013 by the Company. The new policy requires certain executives and directors to hold shares with a value equal to a multiple of their base salary. Our CEO is required to hold equity shares of our Company with a multiple of four (4) times and our CFO is required to hold two (2) times their respective annual base salary. All other executive officers are required to hold two (2) times and non-employee Board members three (3) times their annual base salary and annual retainers, respectively. Each executive officer and director must attain the applicable stock ownership level within five (5) years of November 3, 2015, the effective date of the policy, or the fifth anniversary of his or her becoming subject to the policy, whichever shall be the later to occur. To ensure covered individuals make continuous progress towards their respective stock ownership levels, they must own 25% of their total applicable stock ownership level by the end of the second fiscal year after becoming subject to the policy, 50% by the end of the third fiscal year, 75% by the end of the fourth fiscal year and 100% by the end of the fifth fiscal year.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to the compensation paid to our Chief Executive Officers (including our former CEO and former interim CEO both of whom served during some portion of 2016), our Chief Financial Officer, our three other most highly compensated executive officers and two additional former named executive officers who served during 2016 for the years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Steven Pickett (5)	2016	$285,404	$282,917	$253,943	$646,000	$—	$32,590	$1,500,854
Chief Executive Officer and
President
Charles Schneider (6)	2016	325,000	—	604,176	—	—	480	929,656
Senior Vice President and	2015	22,500	125,000	97,596	227,265	—	—	472,361
Chief Financial Officer
William Sutton	2016	262,000	—	515,760	—	—	480	778,240
Senior Vice President and	2015	262,000	—	100,168	241,257	—	10,960	614,385
General Counsel	2014	259,000	—	114,343	253,874	190,736	360	818,313
Jay Hilbert (7)	2016	42,308	—	165,075	—	—	68	207,451
Senior Vice President, Sales
Edward Traupman (8)	2016	37,008	—	88,040	—	—	59	125,107
Vice President, Systems Integration & Automation
Martin Jimmerson (9)	2016	167,596	—	600,000	—	—	18,356	785,952
Former Interim Chief Executive Officer and President &	2015	288,600	—	74,836	176,196	—	1,010,960	1,550,592
Former Chief Financial Officer	2014	287,125	—	129,349	287,078	226,262	360	930,174
Mark Slaughter (10)	2016	33,519	—	—	—	—	1,813,692	1,847,211
Former Chief Executive Officer	2015	415,000	—	224,558	540,499	—	10,960	1,191,017
and President	2014	404,723	46,480	244,359	542,393	464,800	360	1,703,115
Hector Maytorena (10)	2016	230,539	—	575,134	—	—	545,356	1,351,029
Former Group Vice President,	2015	264,230	—	79,492	191,450	—	37,610	572,782
Managed Services	2014	235,250	25,578	67,321	149,421	170,520	360	648,450
Morten Hagland Hansen (10)	2016	123,846	—	399,554	—	—	261,297	784,697
Former Senior Vice President	2015	230,000	—	74,643	179,719	—	52,251	536,613
and Chief Technology Officer

(1)	Bonuses represent discretionary 2014 STIP cash bonuses based on individual performance and in 2016, Mr. Schneider’s 2016 sign-on bonus and in 2017 Mr. Pickett’s guaranteed cash bonus.

(2)	Reflects the aggregate grant date fair value for stock and option awards computed in accordance with FASB ASC Topic 718. Assumptions used in the determination of these amounts which represent grant date fair value are included in Note 10, Stock-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(3)	Non-equity incentive plan compensation reflects the Board approved cash bonuses as reviewed by the Compensation Committee based on the achievement of performance metrics under our 2014 STIP program for the year. These bonuses are paid in the month of March following the year in which they were earned.

(4)	Other compensation represents compensation benefits provided for in employment agreements and other company-wide benefit programs. Benefits during 2016 for all NEOs includes life insurance coverage equal to two times annual base pay not to exceed $500,000 as well as for Mr. Pickett relocation and related costs of $32,310, and for Messrs. Slaughter, Jimmerson, Maytorena and Hansen include separation benefits in connection with the termination of their respective employment (see note 10 below). In 2015, other compensation includes maximum 401K match benefits of $10,600, Mr. Jimmerson’s separation pay under his agreement to separate as our Chief Financial Officer effective December 31, 2015, and tuition reimbursement for Messrs. Maytorena and Hansen of $37,250 and $41,291, respectively, as well as life insurance coverage equal to two times annual base pay not to exceed $500,000. Other than the relocation assistance and tuition reimbursement amounts reflected above, we did not provide perquisites and other personal benefits exceeding a value of $10,000 to our NEOs.

(5)	Mr. Pickett joined the Company on May 31, 2016 and will participate in the Company’s STIP plan beginning in 2017. Mr. Pickett’s agreement provides for additional 2016 cash compensation of seven-twelfths of his base compensation, which was paid in January 2017.

(6)	Mr. Schneider joined the Company on December 8, 2015 and began participation in the Company’s incentive plans beginning in 2016. Mr. Schneider’s agreement provides for a sign-on bonus of $455,000 of which $125,000 was paid in cash in January 2016 and the balance was provided through his December 2016 equity awards.

(7)	Mr. Hilbert joined the Company on November 7, 2016. His agreement provides for sign-on equity awards of 7,500 stock options and 7,500 restricted stock units, which were awarded on November 7, 2016.

(8)	Mr. Traupman joined the Company on November 7, 2016. His agreement provides for sign-on equity awards of 4,000 stock options and 4,000 restricted stock units, which were awarded on November 7, 2016.

(9)	Mr. Jimmerson’s employment as our Senior Vice President and Chief Financial Officer ended with the Company on December 31, 2015 for which he was paid a separation payment, which is included in All Other Compensation above. He was reemployed as our interim CEO and President from January 7, 2016 through June 1, 2016 and was paid $18,356 for unused vacation at June 1, 2016.

(10)	The employment of Messrs. Slaughter, Maytorena, and Hansen ended with the Company during 2016. Each was paid a separation payment pursuant to his employment contract as described below, which is included in All Other Compensation above at $1,813,692 $544,916 and $261,039 for Messrs. Slaughter, Maytorena, and Hansen, respectively.

On March 15, 2017, consistent with our market-based pay philosophy and as discussed above under “The Compensation Setting Process – Role of Compensation Consultant”, our Compensation Committee considered the current economic market conditions, compensation data obtained in 2016 and each executive’s responsibility related to the current size of our Company. Effective April 1, 2017, no changes to our NEO’s base compensation or the STIP target levels were approved by the Board.

Employment Agreements

Mr. Pickett

The Company has an agreement to employ Mr. Pickett as a Chief Executive Officer and President. His initial annual base salary was set at $485,000. Under the agreement, pursuant to Mr. Pickett’s termination of employment without “cause” or should Mr. Pickett terminate his employment for “good reason” within two years of a “change of control” as defined in Section 409A of the Internal Revenue Code, he is entitled to receive i) a lump sum cash severance in an amount equal to two times his then annual base salary and target bonus for the period in which the termination occurs; ii) COBRA premiums for up to 18 months, with such premiums paid to Mr. Pickett on a fully grossed-up after-tax basis, if necessary, for Mr. Pickett not to be subject to tax under Section 105 of the Internal Revenue Code. In addition, if Mr. Pickett’s employment terminates without “cause”, for “good reason”, within two years of a “change of control” or due to death or disability, all outstanding unvested equity awards other than performance units shall automatically vest in full not withstanding anything in the award to the contrary and shall remain exercisable for the full term of the applicable award. If, after a change of control, the successor does not assume or continue such equity award, such award shall automatically vest in full on the date of the change of control.

If Mr. Pickett’s termination is due to death or disability or he resigns without good reason, he would be entitled to, in addition to unpaid salary, unused vacation, and certain business expenses. In addition, upon his employment ceasing due to death or disability, all equity awards outstanding as of the effective date of his agreement shall automatically vest in full and shall remain exercisable for the term specified in the applicable award agreement.

In addition, Mr. Pickett is subject to restrictive covenants of noncompetition and non-solicitation for a period of 24 months from his termination date.

Under the agreement, “cause” is defined as any of the following: (i) Mr. Pickett’s plea of guilty or nolo contendre, or conviction of a felony or a misdemeanor involving moral turpitude; (ii) any act by Mr. Pickett’s of fraud or dishonesty with respect to any aspect of our business including, but not limited to, falsification of our records; (iii) intentional misconduct by Mr. Pickett that is materially injurious to us (monetarily or otherwise); (iv) Mr. Pickett’s breach of any confidentiality, noncompetition or non-solicitation obligations to the Company; (v) commencement by Mr. Pickett of employment with an unrelated employer; (vi) material violation by Mr. Pickett of any of our written policies, including but not limited to any harassment and/or non-discrimination policies; and (vii) Mr. Pickett’s gross negligence in the performance of his duties. Mr. Pickett would not be deemed to have been terminated for cause under clauses (ii) through (vii) above unless the determination of whether cause exists is made by a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board (excluding Mr. Pickett, if a member) at a meeting of the Board that was called for the purpose of considering such termination (after 15 days’ notice to Mr. Pickett and an opportunity for Mr. Pickett, together with Mr. Pickett’s counsel, to be heard before the Board and, if reasonably possible, to cure the breach that is the alleged basis for cause) finding that, in the good faith opinion of the Board, Mr. Pickett was guilty of conduct constituting cause and specifying the particulars thereof in detail.

Under the agreement, “good reason” means (i) a material adverse change in Mr. Pickett’s position, authority, duties or responsibilities, (ii) a reduction in Mr. Pickett’s base salary or the taking of any action by us that would materially diminish the annual bonus opportunities of Mr. Pickett, (iii) the relocation of the our principal executive offices by more than 50 miles from where such offices are located on the first day of employment or Mr. Pickett being based at any office other than our principal or hemisphere management executive offices, except for travel reasonably required in the performance of Mr. Pickett’s duties, (iv) a material breach of the agreement by us, or (v) the failure of a successor to us to assume the agreement.

If Mr. Pickett terminates employment for “good reason”, he shall provide written notice within 45 days of the occurrence of any such reduction, failure, change or breach upon which Mr. Pickett intends to base his resignation, and we shall have 45 days to remedy the reduction, failure, change or breach. If such reduction, failure, change or breach is not remedied, Mr. Pickett must terminate his employment within 120 days of occurrence of the condition for the termination to be considered “good reason”.

A “Change of Control” shall have the same meaning as defined in Section 409A of the Internal Revenue Code. Under the agreement, “disability” means Mr. Pickett is (i) unable to perform substantially his duties for us with or without reasonable accommodation as a result of physical or mental impairment that is reasonably expected to last twelve months, as supported by a written opinion from Mr. Pickett’s physician and is (ii) receiving long-term disability benefits from our insured long-term disability plan.

Mr. Schneider

The Company entered into an offer letter agreement with Mr. Schneider effective November 23, 2015 as a Senior Vice President and Chief Financial Officer. His initial annual base salary was set at $325,000, and on April 22, 2016 his agreement was amended to modify certain terms related to termination payments. Mr. Schneider, under the amended agreement, pursuant to Mr. Schneider’s termination of employment without “cause” or should Mr. Schneider terminate his employment for “good reason” within two years of a “change of control” as defined in Section 409A of the Internal Revenue Code, he is entitled to receive (i) a lump sum cash severance in an amount equal to one and a half times his then annual base salary and target bonus for the period in which the termination occurs; (ii) immediate vesting of all unvested equity awards, (iii) COBRA premiums for up to 12 months, and (iv) outplacement services not to exceed $20,000. In addition, he is subject to restrictive covenants of noncompetition and non-solicitation for a period of 12 months from his termination date.

Under the agreement, “cause” is defined as any of the following: (i) Mr. Schneider plea of guilty or nolo contendre, or conviction of a felony or a misdemeanor involving moral turpitude; (ii) any act by Mr. Schneider’s of fraud or dishonesty with respect to any aspect of our business including, but not limited to, falsification of our records; (iii) Mr. Schneider’s failure to perform his duties (other than by reason of an illness or a disability); (iv) engagement in misconduct by Mr. Schneider that is materially injurious to us (monetarily or otherwise); (v) Mr. Schneider’s breach of any confidentiality, noncompetition or non-solicitation obligations to the Company; (vi) commencement by Mr. Schneider of employment with an unrelated employer; (vii) material violation by Mr. Schneider of any of our written policies, including but not limited to any harassment and/or non-discrimination policies; and (viii) Mr. Schneider’s gross negligence in the performance of his duties. The terms of “good reason” and “Change of Control” are defined consistently with the definitions of those same terms described under Mr. Pickett’s agreement above.

Mr. Sutton

We entered into an employment agreement with Mr. Sutton, effective on March 14, 2012. In that agreement, we agreed to employ Mr. Sutton as the Vice President and General Counsel. Mr. Sutton’s initial annual base salary was set at $235,000, subject to increase from time to time, and his annual target bonus potential is at least 60.0% of his base salary.

If Mr. Sutton’s employment is terminated for cause, he is entitled to (i) any earned but unpaid base salary, (ii) any accrued but unused current year vacation up to a maximum of four weeks, plus up to the maximum unused carry-over of vacation provided in our written vacation policy then in effect and (iii) all reasonable, well documented, unreimbursed business expenses incurred by Mr. Sutton.

Under the agreement, if we terminate Mr. Sutton’s employment without “cause” and other than for death or disability or Mr. Sutton terminates his employment with us for “good reason”, he is entitled to (i) a lump sum cash severance in an amount equal to the sum of his then annual base salary and target bonus for the bonus period in which the termination occurs; (ii) COBRA premiums for up to 18 months, with such premiums paid to Mr. Sutton on a fully grossed-up after-tax basis, if necessary, for Mr. Sutton not to be subject to tax under Section 105 of the Internal Revenue Code; (iii) a pro-rated amount equal to the annual bonus that would have been paid to Mr. Sutton had he remained employed through the end of the calendar year in which his employment terminates, to be calculated based on the level of achievement of our financial targets under the STIP at the end of the calendar year; provided that (a) any such determination shall be made without application of any modifier that is based on individual performance, and (b) such bonus amount achieved, if any, shall be prorated based on a fraction, the numerator of which is the number of days of Mr. Sutton’s employment during the applicable calendar year and the denominator of which is 365 (such prorated amount shall be paid during the immediately following calendar year, and not later than when the STIP participants are paid); (iv) if applicable, an amount equal to the unpaid annual bonus for the preceding calendar year that would have been paid to executive had he remained employed through the date of the bonus payments under the STIP for the prior calendar year, which payment shall be made without application of any modifier that is based on individual performance; and (v) outplacement services not to exceed $20,000.

If Mr. Sutton’s termination is due to death or disability, he is entitled to (i) a pro-rated amount equal to the annual bonus that would have been paid to Mr. Sutton had he remained employed through the end of the calendar year in which his employment terminates, to be calculated based on the level of achievement of our financial targets under the STIP at the end of the calendar year; provided that (a) any such determination shall be made without application of any modifier that is based on individual performance, and (b) such bonus amount achieved, if any, shall be prorated based on a fraction, the numerator of which is the number of days of Mr. Sutton’s employment during the applicable calendar year and the denominator of which is 365. Such prorated amount shall be paid during the immediately following calendar year, and not later than, when the STIP participants are paid and (ii) if applicable, an amount equal to the unpaid annual bonus for the preceding calendar year that would have been paid to executive had he remained employed through the date of the bonus payments under the STIP for the prior calendar year, which payment shall be made without application of any modifier that is based on individual performance. In addition, all equity awards shall automatically vest in full and shall remain exercisable for the term specified in the applicable award agreement.

If Mr. Sutton terminates his employment for “good reason” or his employment is terminated by us for any reason other than for cause and such termination occurs within two years on or after a “change of control” as defined in Section 409A of the Internal Revenue Code (a “Change of Control”), all equity awards outstanding at the date of the agreement shall automatically vest in full and shall remain exercisable for the term specified in the applicable award agreement. In addition, if any such equity award is not assumed or continued by our successor after a Change of Control, such award shall automatically vest and become exercisable and/or payable on the date of the Change of Control.

Under the agreement, “cause” and “good reason” are defined consistently with the definitions of the same terms included in Mr. Pickett’s agreement above. Mr. Sutton is subject to restrictive covenants of noncompetition and non-solicitation for a period of 12 months from his termination date. The agreement also provides for ongoing confidentiality and non-disparagement obligations.

Mr. Hilbert

We also entered into an offer letter agreement with Mr. Hilbert, effective on November 7, 2016. In that agreement, we agreed to employ Mr. Hilbert as a Senior Vice President, Sales with a starting salary of $275,000, subject to increase from time to time, and annual short-term and long-term incentive target bonuses of 40.0% and 90.0% of base salary, respectively. Under the agreement, if we terminate Mr. Hilbert’s employment without “cause” or Mr. Hilbert terminates his employment with us for “good reason” within two years on or after a “Change of Control”, he is entitled to (i) a lump sum cash severance in an amount equal to his then annual base salary; (ii) COBRA coverage for up to 12 months, with Mr. Hilbert responsible for the employee portion of premiums; and (iii) a pro-rated amount equal to the annual bonus at target that would have been paid to Mr. Hilbert had he remained employed through the end of the calendar year in which his employment terminates. The terms of “cause”,

“good reason” and “Change of Control” are defined consistently with the same definition of those same terms described under Mr. Schneider’s agreement above. In addition, he is subject to restrictive covenants of noncompetition and non-solicitation for a period of 12 months from his termination date.

Mr. Traupman

We also entered into an offer letter agreement with Mr. Traupman effective November 3, 2016. In that agreement, we agreed to employ Mr. Traupman as a Vice President, Systems Integration & Automation with a starting salary of $240,000, subject to increase from time to time, and annual short-term and long-term incentive target bonuses of 40.0% and 70.0% of base salary, respectively. Under the agreement, if we terminate Mr. Traupman’s employment without “cause” or Mr. Traupman terminates his employment with us for “good reason” within two years on or after a “Change of Control”, he is entitled to (i) a lump sum cash severance in an amount equal to his then annual base salary; (ii) COBRA coverage for up to 12 months, with Mr. Traupman responsible for the employee portion of premiums; and (iii) a pro-rated amount equal to the annual bonus at target that would have been paid to Mr. Traupman had he remained employed through the end of the calendar year in which his employment terminates. The terms of “cause”, “good reason” and “Change of Control” are defined consistently with the same definition of those same terms described under Mr. Schneider’s agreement above. In addition, he is subject to restrictive covenants of noncompetition and non-solicitation for a period of 12 months from his termination date.

Mr. Jimmerson

As previously reported, Mr. Jimmerson was employed as our interim CEO and President from January 7, 2016 through June 1, 2016. We agreed to employ Mr. Jimmerson’s as our Interim CEO and President and reinstated and amended his prior employment agreement effective January 7, 2016 to revise his duties and to remove severance compensation, with the exception of the payment of COBRA premiums for up to 18 months, with such premiums paid to Mr. Jimmerson on a fully grossed-up after-tax basis, if necessary, for Mr. Jimmerson not to be subject to tax under Section 105 of the Internal Revenue Code. Mr. Jimmerson’s agreement set his annual base salary at $415,000 along with the potential to earn a cash performance bonus equal to 100% of his annual base salary. He also was granted equity incentive awards including a non-performance based restricted stock unit award of $300,000 which vests on May 19, 2017 and a $300,000 performance unit award with a one-year vesting period had the potential 2 times multiplier, if the Company exceeded performance targets that were unspecified at the time of the agreement. Upon separation from employment on June 1, 2016, 14,218 shares (58.2%) of the performance unit award were forfeited based on the remaining days of the performance period; the remaining shares vest and are payable in January 2017. If Mr. Jimmerson’s employment had ended prior to completion of a new permanent CEO and President being recruited, he would have forfeited the cash and restricted stock unit award performance incentives.

Mr. Jimmerson’s previous employment agreement was effective from March 14, 2012 through December 31, 2015 when he ceased to be an employee, until his appointment as interim CEO and President. The 2012 agreement was amended on July 1, 2015, under which he agreed to remain employed as our Chief Financial Officer until the new Chief Financial Officer was hired and supported through transition or until December 31, 2015, and was further amended on January 7, 2016, as discussed above. In connection with him ceasing to be the Chief Financial Officer, Mr. Jimmerson agreed to a cash severance amount of $1,000,000, which was deemed incentive compensation for purposes of our clawback policy. Mr. Jimmerson is subject to restrictive covenants of noncompetition and non-solicitation for a period of 18 months from his termination date. The agreement provides for ongoing confidentiality and non-disparagement obligations.

Mr. Slaughter

As previously reported, Mr. Slaughter’s employment with us ended effective January 7, 2016. Prior to his departure, the Company had an agreement to employ Mr. Slaughter as the CEO and President until he or we decided to terminate his position for any reason. Under the agreement, pursuant to Mr. Slaughter’s termination of employment without “cause”, he received (i) any earned but unpaid base salary; (ii) any accrued but unused current year vacation up to a maximum of four weeks, plus up to the maximum unused carry-over of vacation provided in our written vacation policy then in effect (iii) all unreimbursed business expenses he incurred; (iv) a lump sum cash severance in an amount equal to twice the sum of his then annual base salary and target bonus for the bonus period in which the termination occurs; (v) COBRA premiums for up to 18 months, with such premiums paid to Mr. Slaughter on a fully grossed-up after-tax basis, if necessary, for Mr. Slaughter not to be subject to tax under Section 105 of the Internal Revenue Code; (vi) a pro-rated amount equal to the annual bonus that would have been paid to Mr. Slaughter had he remained employed through the end of the calendar year in which his employment terminates, to be calculated based on the level of achievement of our financial targets under the STIP at the end of the calendar year; (vii) if applicable, an amount equal to the unpaid annual bonus for the preceding calendar year that would have been paid to Mr. Slaughter had he remained employed through the date of the bonus payments under the STIP for the prior calendar year; and (viii) outplacement services not to exceed $20,000. In connection with his departure and pursuant to his severance agreement, he also received an additional $100,000 cash separation benefit. Mr. Slaughter was not provided a gross-up payment related to any excise taxes under Section 4999 of the Internal Revenue Code.

The terms of “cause”, “good reason” and “Change of Control” are defined consistently with those same terms as described under Mr. Pickett’s agreement above. Mr. Slaughter is subject to restrictive covenants of noncompetition and non-solicitation for a period of 24 months from his termination date. The agreement also provides for ongoing confidentiality and non-disparagement obligations.

Mr. Maytorena

As previously reported, Mr. Maytorena’s employment with us ended effective November 7, 2016. Prior to his departure, we entered into an employment agreement in which we agreed to employ Mr. Maytorena as a Vice President and General Manager until he or we decided to terminate his position for any reason. Under the agreement, pursuant to Mr. Maytorena’s termination of employment without “cause”, he received a lump sum cash severance in an amount equal to the sum of his then annual base salary and target bonus, thirty days’ notice pay, COBRA premiums for twelve months, and $15,000 in outplacement services. In addition, he is subject to restrictive covenants of noncompetition and non-solicitation for a period of 12 months from his termination date.

Mr. Hansen

As previously reported, Mr. Hansen’s employment with us ended effective July 15, 2016. Prior to his departure, we had an offer letter agreement in which we agreed to employ Mr. Hansen until he or we decided to terminate his position for any reason. Under the agreement, pursuant to Mr. Hansen’s termination of employment without “cause”, he received a lump sum cash severance in an amount equal to the sum of his then annual base salary and target bonus, and COBRA premiums for twelve months. In addition, he is subject to restrictive covenants of noncompetition and non-solicitation for a period of 24 months from his termination date.

2016 GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts			All Other Stock Awards: Number of Securities Underlying Stock /Unit Awards	Option Awards		Grant Date Fair Value of Stock Unit and Option Awards (4)
			Under Equity Incentive Plan Awards (1) (2)				Number of Securities Underlying Options	Exercise Price Per Share (3)
	Grant Date		Threshold	Target	Maximum
Name
Steven Pickett	6/2/16		—	—	—	15,717	—	—	$ 177,759
	6/2/16		—	—	—	—	100,000	$12.60	646,000
	6/2/16	(1)	2,021	6,736	20,208	—	—	—	76,184
Charles Schneider	3/10/16		—	—	—	26,000	—	—	319,280
	3/10/16		—	—	—	12,000	—	—	147,360
	3/10/16	(1)	3,360	11,200	33,600	—	—	—	137,536
		(2)	$34,125	$227,500	$568,750	—	—	—	—
William Sutton	3/10/16		—	—	—	21,000	—	—	257,880
	3/10/16		—	—	—	12,000	—	—	147,360
	3/10/16	(1)	2,700	9,000	27,000	—	—	—	110,520
		(2)	$25,545	$170,300	$425,750	—	—	—	—
Jay Hilbert	11/7/16		—	—	—	7,500	—	—	109,125
	11/7/16		—	—	—	—	7,500	—	55,950
Edward Traupman	11/7/16		—	—	—	4,000	—	—	58,200
	11/7/16		—	—	—	—	4,000	—	29,840
Martin Jimmerson	3/10/16		—	—	—	24,430	—	—	300,000
	3/10/16	(1)	7,329	24,430	48,860	—	—	—	300,000
Mark Slaughter		(5)	—	—	—	—	—	—	—
Hector Maytorena	3/10/16		—	—	—	21,600	—	—	265,248
	3/10/16		—	—	—	16,000	—	—	196,480
	3/10/16	(1)	2,771	9,235	27,705	—	—	—	137,536
		(2)	$44,949	$299,663	$749,158	—	—	—	—
Morten Hagland Hansen	3/10/16		—	—	—	15,800	—	—	194,024
	3/10/16		—	—	—	10,000	—	—	122,800
	3/10/16	(1)	2,023	6,743	20,229	—	—	—	82,730
		(2)	$20,700	$138,000	345,000	—	—	—	—

(1)	The threshold, target and maximum percentages related to PU awards are 30.0%, 100.0% and 300.0%, respectively. For a discussion of the performance stock unit thresholds and measurement criteria see “Determining the Amount of Each Element of Compensation for 2016 – Long-Term Incentive Compensation “ above. These awards generally vest each annual performance period or sooner if an individual’s employment ceases due to retirement, death, disability or change of control, and are payable on July 1, 2019.

(2)	The threshold, target and maximum percentages related to 2016 STIP compensation are 90.0%, 100.0% and 250.0%, respectively. The STIP provides incentive compensation based on achievement of Adjusted EBITDA and Revenue financial metrics, subject to plan limitations, as discussed above under see “Determining the Amount of Each Element of Compensation for 2016 − Short-term Incentive Compensation” and is payable in stock for our NEOs. Due to the STIP threshold metrics not being achieved, there were no STIP payouts in 2016.

(3)	For a discussion of our methodology in determining the fair value of our common stock see Note 10, Stock-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

31

(4)	Reflects the aggregate grant date fair value for restricted stock granted in 2016 computed in accordance with FASB ASC Topic 718. Assumptions used in the determination of these amounts which represent grant date fair value are included in Note 10, Stock-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(5)	Mr. Slaughter was granted no awards during 2016.

On March 15, 2017, the Committee recommended and the Board approved RSU and PU awards to our NEOs, as part of our normal annual review of equity awards to incentivize our executives for the long-term success of our Company and to provide critical retention incentives.

Name	Number of Securities Underlying Unit Awards (1)	Long-term Performance Awards (2)
Steven Pickett	12,404	12,404
Charles Schneider	11,637	11,637
William Sutton	9,381	9,381
Jay Hilbert	6,330	6,330
Edward Traupman	4,297	4,297

(1)	The unit awards vest equally over four years beginning March 19 2018.
(2)	This represents units to be awarded for the achievement of target performance thresholds over a three-year period and vest on July 1, 2020, with a potential for a three times performance multiplier.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016

	Option Awards					Stock and Unit Awards
	Number of								Incentive Unit Awards
Name	Securities Underlying Unexercised Options - Exercisable (1)	Number of Securities Underlying Unexercised Options - Unexercisable		Option Exercise Price	Option Expiration Date	Number of Securities that have not Vested (1)		Market Value of Securities that have not Vested (2)	Number of Securities that have not Vested (3)	Market Value of Securities that have not Vested (2)
Steven Pickett	—	100,000	(4)	$ 12.60	5/27/26	15,717	(4)	$ 363,849	6,736	$ 155,938
Charles Schneider	—	20,850	(5)	22.09	12/8/25	4,481	(5)	103,735	11,200	259,280
	—	—		—	—	26,000	(6)	601,900	—	—
	—	—		—	—	12,000	(7)	277,800	—	—
William Sutton	5,700	—	(8)	9.64	1/1/18	1,273	(12)	29,470	9,000	208,350
	5,750	—	(10)	8.48	1/1/20	1,113	(14)	25,766	—	—
	22,696	—	(11)	18.00	3/22/21	1,740	(16)	40,281	—	—
	24,978	—	(12)	17.08	3/7/22	768	(17)	17,779	—	—
	17,352	5,785	(13)	19.96	3/6/23	21,000	(6)	486,150	—	—
	4,931	4,932	(15)	47.17	3/5/24	12,000	(7)	277,800	—	—
	3,078	9,236	(17)	33.20	3/4/25	—		—	—	—
	1,359	4,079	(18)	33.20	11/3/25	—		—	—	—
Jay Hilbert	—	7,500	(19)	14.55	11/7/26	7,500	(19)	173,625	—	—
Edward Traupman	—	4,000	(19)	14.55	11/7/65	4,000	(19)	92,600	—	—
Martin Jimmerson	—	—		—	—	24,430	(20)	565,555	—	—
	—	—		—	—	10,212	(21)	236,408	—	—
Mark Slaughter	—	—		—	—	—		—	—	—
Hector Maytorena	6,250	—	(22)	11.00	11/5/17	—		—	—	—
	6,250	—	(8)	9.64	1/1/18	—		—	—	—
	6,250	—	(9)	5.32	1/1/19	—		—	—	—
	6,250	—	(10)	8.48	1/1/20	—		—	—	—
	12,604	—	(11)	18.00	3/22/21	—		—	—	—
	13,685	—	(12)	17.08	3/7/22	—		—	—	—
	10,244	—	(13)	19.96	3/6/23	—		—	—	—
	2,902	—	(15)	47.17	3/5/24	—		—	—	—
	2,467	—	(17)	33.20	3/4/25	—		—	—	—
	1,057	—	(18)	33.20	11/3/25	—		—	—	—
Morten Hagland Hansen	—	—		—	—	907	(20)	20,997	—	—

(1)	The option and stock awards reflected in the table above generally vest as to one-fourth of the total number of shares on the first, second, third and fourth year anniversary of the date of award or first vesting date specified in the award agreement, except for the awards noted in (7) and (20) below which vest in full on a specific future date and (21) which vests based on achievement of performance measures over three years.
(2)	Based on the closing price of our common stock on December 31, 2016 of $23.15.

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(3)	Incentive unit awards represent the target units to be awarded for the achievement of target performance thresholds over a three-year period, generally vest each annual performance period or sooner if an individual’s employment ceases due to retirement, death, disability or change of control, and are payable on July 1, 2019, with a potential for a three times performance multiplier.
(4)	The date of the award was June 2, 2016, with the initial one-fourth vesting on May 31, 2017 and one-fourth annually thereafter.
(5)	The date of the award was December 5, 2015, with the initial one-fourth vesting on May 15, 2017 and one-fourth annually thereafter.
(6)	The date of the award was March 10, 2016, with the initial one-fourth vesting on March 19, 2017 and one-fourth annually thereafter.
(7)	The date of the award was March 10, 2016, with the full vesting on March 19, 2019.
(8)	The date of the award was January 1, 2008.
(9)	The date of the award was January 1, 2009.

(10) The date of the award was January 1, 2010.

(11)	The date of the award was March 22, 2011.
(12)	The date of the award was March 7, 2012.
(13)	The date of the award was March 6, 2013.
(14)	The date of the award was March 6, 2013, with the initial one-fourth vesting on May 1, 2014 and one-fourth annually thereafter.
(15)	The date of the award was March 5, 2014.
(16)	The date of the award was March 5, 2014, with the initial one-fourth vesting on May 15, 2016 and one-fourth annually thereafter.
(17)	The date of the award was March 4, 2015, with the initial one-fourth vesting on May 15, 2016 and one-fourth annually thereafter.
(18)	The date of the award was November 3, 2015, with the initial one-fourth vesting on May 15, 2016 and one-fourth annually thereafter.
(19)	The date of the award was November 7, 2016, with full vesting on November 7, 2020.
(20)	The date of the award was March 10, 2016, with full vesting on May 15, 2017.
(21)	The date of the award was March 10, 2016 with performance measures; these shares were earned due to employment ending for other than cause and vested in January 2017.
(22)	The date of the award was November 5, 2007.

OPTION EXERCISES AND VESTING OF RESTRICTED STOCK

The following table contains information about the exercise of stock options by, and vesting of restricted stock for our NEOs during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Steven Pickett	—	—	—	—
Charles Schneider	—	—	—	—
William Sutton	—	—	4,110	—
Jay Hilbert	—	—	—	—
Edward Traupman	—	—	—	—
Martin Jimmerson	57,875	$ 299,191	—	—
Mark Slaughter	135,125	608,218	—	—
Hector Maytorena	—	—	2,532	$ 35,968
Morten Hagland Hansen	9,485	57,553	2,848	41,070

(1)	Value realized on exercise represents the difference between the sales price obtained on the sale of shares and the exercise price per share, multiplied by the number of shares sold in each exercise transaction.
(2)	Value represents the closing price per share of our stock on the vesting date, multiplied by the gross number of shares vested.

PENSION BENEFITS

We do not provide pension benefits for our NEOs or other employees. Retirement benefits are provided through the Savings Plan discussed below.

NON-QUALIFIED DEFERRED COMPENSATION

We do not have a non-qualified deferred compensation plan. As such, no compensation has been deferred by our NEOs or our other employees. The Savings Plan is a 401(k) deferred compensation arrangement and a qualified plan under section 401(a) of the Internal Revenue Code (the “Code”) (“The Savings Plan”).

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Payments Made Upon Termination

Regardless of the manner in which an executive officer’s employment terminates, the executive will be entitled to receive amounts earned (but unpaid) during his term of employment. Such amounts include:

●	earned, but unpaid base salary;
●	target non-equity incentive compensation earned during the fiscal year;
●	unpaid non-equity compensation for the preceding year;
●	unused vacation pay; and
●	amounts contributed and vested through our Savings Plan.

If provided for in the executive’s employment agreement and their separation is the result of death or “Disability”, the executive or his or her estate shall receive the above benefits, any long-term disability benefits and certain unvested equity awards shall immediately vest and become exercisable.

The employment agreements with each of our executives also provide certain benefits if their employment is terminated under various circumstances. See above under “Employment Agreements” for a description of those circumstances and the benefits to which the NEOs are entitled.

Excise Taxes

For all NEOs if any benefits payable or otherwise provided under each named executive officer’s employment agreement would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), we will not pay or otherwise reimburse the executive for, such Excise Tax and any related taxes, fees or penalties thereon.

Quantification of Payments on Termination

The chart below reflects the amount of compensation payable to each of our NEOs in the event of termination of such executive’s employment pursuant to his employment agreement and our stock compensation plans. The amount of compensation payable to each executive officer upon voluntary termination with “Good Reason,” involuntary termination other than for “Cause,” termination following a “Change of Control” and the occurrence of the “Disability” or death of the executive is shown below. The amounts shown are calculated assuming that such termination was effective as of December 31, 2016, and thus include amounts earned through such time (other than amounts payable pursuant to our Savings Plan) and are estimates of the amounts, which would be paid out to the executives upon their termination. The actual amounts to be paid out may only be determined at the time of the executive’s actual separation from us.

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Post Employment Compensation Table

Name	Severance Payment	Early Vesting of Equity Awards (1)	Health & Welfare Benefits (2)	Total Benefit
Steven Pickett
Change of Control	$ 1,940,000	$ 1,465,630	$ 40,232	$ 3,445,862
Other than Cause or for Good Reason (3)	1,940,000	1,465,630	40,232	3,445,862
Disability or Death	—	1,465,630	—	1,465,630
Charles Schneider
Change of Control	489,895	1,264,816	33,488	1,788,199
Other than Cause or for Good Reason (3)	489,895	1,264,816	33,488	1,788,199
Disability or Death	2,395	1,264,816	—	1,267,211
William Sutton
Change of Control	448,927	895,700	33,488	1,378,115
Other than Cause or for Good Reason (3)	448,927	62,505	33,488	544,920
Disability or Death	16,627	895,700	—	912,327
Jay Hilbert
Change of Control	275,000	—	18,298	293,298
Other than Cause or for Good Reason (3)	275,000	—	18,298	293,298
Disability or Death	—	—	—	—
Edward Traupman
Change of Control	240,000	—	18,298	258,298
Other than Cause or for Good Reason (3)	240,000	—	18,298	258,298
Disability or Death	—	—	—	—
Martin Jimmerson
Other than Cause or for Good Reason (4)	18,356	—	20,232	38,588
Mark Slaughter
Other than Cause or for Good Reason (4)	1,805,126	—	34,018	1,839,144
Hector Maytorena
Other than Cause or for Good Reason (4)	499,997	—	45,349	545,356
Morten Hagland Hansen
Other than Cause or for Good Reason (4)	242,999	—	18,298	261,297

(1)	See the table Outstanding Equity Awards as of December 31, 2016 presented earlier in this section of this proxy statement.
(2)	This column includes any applicable Cobra premiums paid for the executive and agreed upon outplacement services.
(3)	Termination assumes there has not been a change of control event within the prior two years.
(4)	Messrs. Jimmerson, Slaughter, Maytorena and Hansen had their employment terminated during 2016 for other than cause. These amounts were the severance payments and benefits received under their respective employment agreements, which are described above under “Employment Agreements”.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted By:

Compensation Committee

Keith Olsen, Chairman
James H. Browning
Kevin O’Hara
Ditlef de Vibe

This Report of the Compensation Committee is not “soliciting material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

SECURITY OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 6, 2017, the number of shares beneficially owned by: (i) each person who is known to us to beneficially own more than 5.0% of a class of shares; (ii) the current directors and nominees of our Board; (iii) each named executive officer included in the Summary Compensation Table; and (iv) all current directors and executive officers as a group. As noted in the footnotes to the table below, we obtained certain information in the table from filings made with the SEC. Unless otherwise noted in the footnotes to the table below, to our knowledge each beneficial owner has sole voting power and sole investment power, subject to community property laws for individuals that may apply to create shared voting and investment power. Unless indicated in the footnotes below, the address of each beneficial owner is c/o RigNet, Inc., 15115 Park Row Boulevard, Suite 300, Houston, Texas 77084-4947.

Except as otherwise noted in the table below, we calculated the percentage of shares outstanding based on 18,029,013 shares of common stock outstanding on March 6, 2017. In accordance with SEC regulations, we also include (i) shares subject to options that are currently exercisable or will become exercisable within 60 days of March 6, 2017, and ii) shares issuable upon settlement of restricted stock units that are vested, or will become vested within 60 days of March 6, 2017. Those shares are deemed to be outstanding and beneficially owned by the person holding such option or restricted stock unit for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Security Ownership Table

Directors / Nominees	Stock	Total	%	Named Executive Officers	Stock	Total	%
James H. Browning	18,973 Ŧ	18,973	*	Steven Pickett	— Λ	—	*
Mattia Caprioli	— Ŧ	—	*	Charles Schneider (1)	— Λ	4,481	*
Charles L. Davis	38,906 Ŧ	38,906	*	William Sutton (2)	13,412 Λ	104,150	*
Ditlef de Vibe	10,763 Ŧ	10,763	*	Jay Hilbert	— Λ	—	*
Kevin Mulloy	52 Λ	52	*	Edward Traupman	1,000 Λ	1,000	*
Kevin O’Hara	15,973 Λ	15,973	*	Martin Jimmerson (3)	34,642	34,642	*
Keith Olsen	8,732 Ŧ	8,732	*	Mark Slaughter (3)	166,752	167,002	*
Brent K. Whittington	21,373 Ŧ	21,373	*	Hector Maytorena (3)	7,528	7,528	*
				Hagland Morten Hansen (3)	21,978	21,978	*

5% Beneficial Owners	Stock	Total	%
Kohlberg Kravis Roberts & Co (5)	4,750,000	4,750,000	26.3%
Arrowpoint Asset Management (6)	2,802,228	2,802,228	15.5%	All Current Directors and
FMR LLC (7)	2,145,132	2,145,132	11.9%	Officers as a group (13 persons)	129,184	224,403	1.2%

*	Less than 1.0% of class
Ŧ	Meets or exceeds executive equity ownership requirements
Λ	Within transition period for equity ownership requirements

(1)	Includes 4,481 shares of restricted stock.

(2)	Includes 85,844 shares of stock subject to options, which are exercisable within 60 days of March 6, 2017, and 4,894 shares of restricted stock.

(3)	Represents our latest available data, which does not reflect ownership transactions subsequent to his separation of employment as no additional information has been voluntarily reported to us. Mr. Slaughter’s ownership also includes 125 shares of stock owned by Kristen Slaughter, who is Mr. Slaughter’s daughter, and 125 shares of stock owned by Leslie Slaughter, who is Mr. Slaughter’s daughter. Mr. Slaughter disclaims beneficial ownership of the shares owned by Kristen Slaughter and Leslie Slaughter.

(4)	Based on Amendment No. 1 to Schedule 13D filed with the SEC on September 26, 2013, the 4,750,000 shares of Common Stock are held directly by Digital Oilfield Investments LP., a wholly owned subsidiary of Kohlberg Kravis Roberts & Co. As disclosed, each of Digital Oilfield Investments GP Limited, KKR European Fund III Limited Partnership, KKR Associates Europe III Limited Partnership, KKR Europe III Limited, KKR Fund Holdings L.P., KKR Fund Holdings GP Limited, KKR Group Holdings L.P., KKR Group Limited, KKR & Co. L.P., KKR Management LLC, Henry R. Kravis and George R. Roberts has voting and dispositive power over all the securities held directly by Digital Investments LP and may be deemed to be the beneficial owner of the securities held directly by Digital Investments LP, and each disclaims beneficial ownership of the securities. The address of each such beneficial owner (except Mr. Roberts) is c/o Kohlberg Kravis Roberts & Co. L. P., 9 West 57th Street, Suite 4200, New York, NY 10019. The address of Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(5)	Based on Amendment No. 3 to Schedule 13G filed with the SEC on February 13, 2017, Arrowpoint Asset Management, LLC reported that they have sole dispositive and voting power as to all such shares. The Schedule 13G also reported that Meridian Growth Fund is the beneficial owner of 786,525 shares, which per the Schedule 13G constitutes 4.4% of the common stock. We have assumed that these 786,525 shares over which Meridian has voting power are included in the 2,802,228 shares over which Arrowpoint Asset Management has voting power; however, the 13G is unclear on this point and is unclear as to the relationship between Arrowpoint Asset Management and Meridian. The address for each such beneficial owner is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.

(6)	Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2017, FMR LLC. (“FMR”) reported that it, Abigail P. Johnson and Select Energy Service Portfolio reported that they have sole dispositive and voting power as to 2,145,132 shares. Abigail P. Johnson is a director, the Chairman, and the Chief Executive Officer of FMR. Members of the Johnson family, including Abigail P. Johnson, directly or through trusts represent 49.0% of the voting power of FMR, and have entered into a voting agreement with other shareholders forming a controlling group with respect to FMR, LLC. The Schedule 13G further states neither FMR nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under or advised by Fidelity Management & Research Company (FMR Co), a wholly owned subsidiary of FMR. The address for each such beneficial owner is 245 Summer Street, Boston, Massachusetts 02210.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our NEOs and directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership concerning our common stock with the SEC and to furnish us with copies of all Section 16(a) forms they file. Based solely upon our review of the Section 16(a) filings that have been received by us and representations made to us by our executive officers and directors, we believe that all filings required to be made under Section 16(a) during 2016 were made timely, except for reporting a share award for Mr. Jimmerson filed two days late; share awards for Messrs. Schneider, Sutton, Maytorena, and Hansen each filed one day late; and two share transactions for Mr. Davis, one filed two hundred twenty days and one filed nine days late.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The table below sets forth the following information as of the end of December 31, 2016 for (i) all compensation plans previously approved by our stockholders and (ii) all compensation plans not previously approved by our stockholders.

Plan category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of such outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (1))
Equity compensation plans approved by security holders	498,694	$ 20.77	2,600,159
Equity compensation plans not approved by security holders	—	—	—

Total	498,694	$ 20.77	2,600,159

(1)	Represents shares available under the 2010 Omnibus Incentive Plan, as amended. No additional shares will be awarded under the RigNet, Inc. 2006 Long-Term Incentive Plan or the RigNet Inc. 2001 Performance Stock Option Plan.

In addition to our 2010 Omnibus Incentive Plan, we maintain the RigNet, Inc. 2006 Long-Term Incentive Plan and the RigNet Inc. 2001 Performance Stock Option Plan, both of which were approved by our stockholders in connection with their adoption prior to our IPO. We do not maintain any equity compensation plans that have not been approved by our stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Kohlberg Kravis Roberts & Co. L.P.

A vendor who provides dedicated consulting services to KKR and its affiliated funds’ portfolio companies, was used by RigNet for business consulting services in the ordinary course of business totaling zero, $0.3 million and $0.5 million during the years ended December 31, 2016, 2015 and 2014, respectively. Neither KKR, a significant stockholder of RigNet, nor any entity affiliated with KKR own any equity in this vendor.

Review and Approval of Related Party Transactions

Under our Policy Governing Related Person Transactions, our employees, officers and directors are discouraged from entering into any transaction that may cause a conflict of interest for us. In addition, they must report any potential conflict of interest, including related party transactions, to their managers or our general counsel, who then reviews and summarizes the proposed transaction for our Audit Committee. Pursuant to its charter, our Audit Committee must then approve any related-party transactions, including those transactions involving our directors. In approving or rejecting such proposed transactions, the

Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee will determine whether to approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion. A copy of our Code of Business Conduct and Ethics and Audit Committee charter may be found at our corporate website “http://investor.rig.net/corporate-governance.cfm”.

ADDITIONAL INFORMATION

Stockholder Proposals and Nominations for the 2018 Annual Meeting

Any stockholder who intends to present a proposal for inclusion in our 2018 proxy statement and form of proxy must submit the proposal, in writing, so that our Corporate Secretary receives it at our principal executive offices, located at 15115 Park Row Boulevard, Suite 300, Houston, Texas 77084-4947, by December 4, 2017, which is 120 days prior to the one-year anniversary of the date this proxy statement is being sent to our stockholders. Any stockholder who wishes to bring a proposal or nominate a person for election to our Board at the 2018 Annual Meeting of Stockholders must provide written notice of the proposal or nomination to our Corporate Secretary, at our principal executive offices, between January 3, 2018 and February 2, 2018, which is 90 to 120 days prior to the one-year anniversary of the upcoming annual meeting. In addition, our stockholders must comply with the requirements of the SEC related to nominations and stockholder proposals and the procedural requirements in our bylaws, which stockholders can obtain from us upon request and which are also on file with the SEC or available on our website at “http://investor.rig.net/corporate-governance.cfm”.

Our bylaws provide that if a stockholder wishes to nominate a person for election as director (which is separate from simply recommending someone to be considered by our Corporate Governance and Nominating Committee for inclusion on the Company’s slate of directors) or to propose other business to be considered at one of our annual meetings of stockholders, that stockholder must follow the procedures contained in our bylaws and satisfy the requirements of Regulation 14A of the Securities Exchange Act of 1934. The stockholder proposing such business or making such nomination must be a stockholder of record of our Company on the date the nomination is delivered to our Corporate Secretary and at the time of our annual meeting and be entitled to vote at the annual meeting. The proposal or nomination must be received by our Corporate Secretary at our principal executive offices not less than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting, except that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business 120 days prior to the annual meeting and no later than 90 days prior to such annual meeting or 10 days following our first public announcement of the date of the annual meeting. In addition, if the number of directors to be elected to our Board at an annual meeting is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s nomination shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our Corporate Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which we first make such public announcement. These time periods are designed to allow us time to adequately consider all proposals and nominees.

To be considered, each nomination must include the following information:

●	all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

●	the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

●	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the nominating stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert with them, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with him, on the other hand, including, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any of their respective affiliates or associates or persons acting in concert with any such person, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

●	a written questionnaire with respect to the background and qualification of the nominee and the background of any other person or entity on whose behalf the nomination is being made, the form of which questionnaire will be provided by our Corporate Secretary upon written request; and

●	a written representation and agreement, in the form provided by our Corporate Secretary upon written request, that the nominee is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the nominee, if elected as a director, will act or vote on any issue or question that has not been disclosed to us or that could limit or interfere with the nominee’s ability to comply, if elected as a director, with the nominee’s fiduciary duties under applicable law, is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as our director that has not been disclosed to us, and in the nominee’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as our director, and will comply with all of our applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock trading policies and guidelines.

To be considered, proposals for business to be considered by our stockholders at an annual meeting, other than the nomination of persons for election as directors, must include the following information:

●	a brief description of the business desired to be brought before the annual meeting;

●	the reasons for conducting such business at the annual meeting;

●	the text of the proposal or business, including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our Bylaws, the language of the proposed amendment;

●	any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

●	a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons, including their names, in connection with the proposal of such business by such stockholder; and

●	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

—	the name and address of such stockholder, as they appear on our books, and of such beneficial owner, if any,

—	the class or series and number of shares of our capital stock that are, directly or indirectly, owned beneficially and of record by such stockholder and by such beneficial owner,

—	any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of our capital stock, whether or not such instrument or right shall be subject to settlement in the underlying class or series of our capital or otherwise directly or indirectly owned beneficially by such stockholder and by such beneficial owner, if any,

—	any other direct or indirect opportunity held or owned beneficially by such stockholder and by such beneficial owner, if any, to profit or share in any profit derived from any increase or decrease in the value of our shares,

—	any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or beneficial owner, if any, has a right to vote any shares of any of our securities,

—	any short interest in any of our securities,

—	any right to dividends on our shares of capital stock owned beneficially by such stockholder or such beneficial owner, if any, which right is separated or separable from the underlying shares,

—	any proportionate interest in shares of our capital stock or derivative instrument held, directly or indirectly, by a general or limited partnership in which such stockholder or such beneficial owner, if any, is a general partner or with respect to which such stockholder or such beneficial owner, if any, directly or indirectly, beneficially owns an interest in a general partner, and

—	any performance-related fees, other than an asset-based fee, to which such stockholder or such beneficial owner, if any, is entitled to based on any increase or decrease in the value of our shares or derivative instruments, if any, in each case with respect to the information required to be included in the notice.

Such information must include any such interests held by members of such stockholder’s or such beneficial owner’s immediate family sharing the same household. All such information must be supplemented by such stockholder and such beneficial owner, if any, not later than 10 days after the record date for the Annual Meeting to disclose such ownership as of the record date, 10 days before the Annual Meeting date, and immediately prior to the commencement of the Annual Meeting, by delivery of such supplemented information to our Corporate Secretary. Such information shall also include any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee or otherwise to solicit proxies from stockholders in support of such proposal or nomination.

The proposing stockholder must also include such other information as we may reasonably require or that is otherwise reasonably necessary to determine the eligibility of such proposed nominee to serve as a director of our Company, to determine whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any of our publicly-disclosed corporate governance guidelines or committee charters; including our Policy Governing Director Qualifications and Nominations, and that could be material to a reasonable stockholder’s understanding of the independence and qualifications, or lack thereof, of such nominee.

Where You May Find More Information About Us

We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at “www.sec.gov”. You may also read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. We maintain a website at “http://investor.rig.net/sec.cfm”, where we post our SEC filings.

You may request copies of our filings, including any documents incorporated by reference in this proxy statement as described below, without charge, by calling our Investor Relations representative at (281) 674-0100 or write to Investor Relations, 15115 Park Row Boulevard, Suite 300, Houston, Texas 77084-4947.

If you would like to request documents from us, please do so at least five business days before the date of the Annual Meeting in order to receive timely delivery of the documents before the Annual Meeting. If you request any incorporated documents from us, we will mail them to you by first class mail or other equally prompt means within one business day of receipt of your request, provided that we will not mail any exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this proxy statement.

The information contained in this document or any document incorporated by reference herein speaks only as of the date indicated on the cover of this document or the document incorporated by reference unless the information specifically indicates that another date applies.

OTHER MATTERS FOR 2017 ANNUAL MEETING

As of the date of this proxy statement, our Board knows of no matters to be acted upon at the Annual Meeting other than the proposals included in the accompanying notice and described in this proxy statement. If any other matter requiring a vote of stockholders arises, including a question of adjourning the Annual Meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of our Company. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the Annual Meeting or any adjournment or postponement thereof.

PROPOSALS

PROPOSAL ONE: ELECTION OF DIRECTORS

Members of our Board are elected each year at the annual meeting of stockholders. All of our current Board members have been nominated to stand for re-election at the Annual Meeting. Our Corporate Governance and Nominating Committee, consisting solely of independent directors, as determined by our Board recommended the directors for nomination by our full Board. Based on that recommendation, our Board has nominated nine directors for election at the Annual Meeting.

Nominees

The following nine directors have all been nominated to serve on our Board until the 2018 Annual Meeting of Stockholders: James H. Browning, Mattia Caprioli, Charles L. Davis, Ditlef de Vibe, Kevin Mulloy, Kevin J. O’Hara, Keith Olsen, Steven E. Pickett, and Brent K. Whittington. Each of the nominees has consented to serve as a director if so elected. Each nominee who is elected to our Board will serve in such capacity until his term expires or his successor has been duly elected and qualified or, if earlier, until such director dies, resigns or is removed.

Directors will be elected by a plurality of the votes cast by the share of common stock present in person or represented by proxy at the Annual Meeting. As a result, the nine nominees with the most votes will be elected. Broker non-votes will have no effect on the outcome of the election of directors.

Our Board recommends that you vote

“FOR” the election of each of the nominated directors.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit our consolidated financial statements for fiscal year 2017. Deloitte & Touche LLP has served as our independent auditors since 2007. We are asking the stockholders to ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2017. The Audit Committee selected Deloitte & Touche LLP in accordance with its charter.

The submission of this matter for ratification by stockholders is not legally required; however, the Audit Committee and Board believe that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback on an important issue of corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. The Audit Committee continually monitors the services and fees of the independent auditors and even if the selection is ratified, the Audit Committee in its discretion may select different auditors at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

The Audit Committee has approved all services provided by Deloitte & Touche LLP. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions you may ask.

Fees Paid to Independent Auditors

The following table reflects fees for professional audit services rendered by Deloitte & Touche LLP for (i) the audit of our financial statements for the years ended December 31, 2016 and 2015; and (ii) fees billed for other services.

	2016	2015
Audit Fees (1)	$1,516,000	$1,486,000
Audit Related Fees (2)	10,000	117,000
Tax Fees (3)	355,000	780,000
All Other Fees (4)	13,000	2,000
Total	$1,894,000	$2,385,000

(1)	Audit Fees consist of professional services and related expenses for the review of interim financial statements, the audit of our annual financial statements and statutory financial audits outside of our annual financial statements.
(2)	Audit related fees include professional services and related expenses for services in connection with merger and acquisition activity.
(3)	Tax Fees include professional services for tax return preparation, tax advisory services and income tax audit support.
(4)	Fees include subscription costs.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Pursuant to its charter, the Audit Committee of our Board is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement between the Company and its independent auditors. Deloitte & Touche LLP’s engagement to conduct the audit of RigNet, Inc. for fiscal 2016 was approved by the Audit Committee on August 2, 2016. All (100.0%) of the services covered in the table above were approved by the Audit Committee and none were provided under the de minimis exception of Section 10A of the Securities Exchange Act of 1934, as amended.

We have been advised by Deloitte & Touche LLP that substantially all of the work done in conjunction with its 2016 audit of the Company’s financial statements for the most recently completed fiscal year was performed by full-time employees and partners of Deloitte & Touche LLP. The Audit Committee has determined that the provisions of services rendered for all other fees, as described above, is compatible with maintaining independence of Deloitte & Touche LLP.

Proposal No. 2 must be approved by a majority of the votes cast on the proposal. As approval of auditors is a routine matter on which brokers may vote without instructions, broker non-votes will not affect the outcome of the vote on this proposal as none are expected to occur and abstentions will have no effect on this proposal under Delaware law as they are not votes cast. If the selection of Deloitte & Touche LLP is not ratified accordingly, our Board will consider whether we should select another independent registered public accounting firm as our auditors.

Our Board recommends that you vote

“FOR” the ratification of Independent Public Accountants

PROPOSAL THREE: ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTING ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act provides that the Company’s stockholders have the opportunity to indicate how frequently the Company should seek an advisory vote on the compensation of the Company’s NEOs, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules. By voting on this proposal, stockholders may indicate whether they would prefer that the advisory vote on the compensation of the Company’s NEOs occur once every one, two or three years.

After careful consideration of this Proposal, the Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore the Board recommends that stockholders vote for a one-year interval for the advisory vote on the compensation of the Company’s NEOs.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to this proposal. The option of one year, two years or three years that receives the highest number of votes cast by the stockholders will be the frequency for the advisory vote on executive compensation that has been recommended by the stockholders. However, because this vote is advisory and not binding on the Board or the Company, the Board may decide that it is in the best interests of the Company and its stockholders to hold an advisory vote on executive compensation that differs from the option that received the highest number of votes from the Company’s stockholders.

This proposal must be approved by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote at the meeting. This means that abstentions will have the same effect as votes against all of the proposed frequencies, but will have no effect on which frequency is preferred by stockholders. Broker non–votes will have no effect on the outcome of the vote.

Our Board recommends that you vote

To conduct an advisory vote on RigNet’s named

executive officer compensation in “ONE” year intervals.

PROPOSAL FOUR: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

At the Annual Meeting, the stockholders will vote on a non-binding, advisory resolution regarding the compensation of the Company’s NEOs as required pursuant to the Dodd-Frank Act.

We believe that our compensation policies and procedures are competitive, focused on pay-for-performance and strongly aligned with the long-term interests of our stockholders. This advisory stockholder vote, commonly known as “Say-On-Pay,”

gives you as a stockholder the opportunity to express approval or withhold approval of the compensation we pay our NEOs through voting for or against the following resolution:

“Resolved, that the stockholders approve the compensation of the Company’s NEOs as disclosed in the Company’s 2017 proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related discussion.”

The Company and the Compensation Committee remain committed to the compensation philosophy, policies and objectives outlined under the heading “Compensation Discussion and Analysis” in this proxy statement. As always, the Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Because your vote is advisory, it will not be binding upon the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2018 Annual Meeting of Stockholders.

This proposal must be approved by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote at the meeting. Abstentions and broker non-votes with respect to the approval of this proposal will have the effect of a vote against this proposal.

Our Board recommends that you vote

“FOR” the resolution to approve on a non-binding advisory basis the compensation of RigNet’s named executive officers.

RIGNET, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS PO BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E25184-P87860	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

RIGNET, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote “FOR” the following:
1.	Election of Directors	☐	☐	☐
Nominees:
	01) James H. Browning	06) Keith Olsen
	02) Mattia Caprioli	07) Brent K. Whittington
	03) Charles L. Davis	08) Ditlef de Vibe
	04) Kevin Mulloy	09) Steven E. Pickett
05) Kevin J. O’Hara

The Board of Directors recommends you vote “FOR” the following proposal:							For	Against	Abstain

2.	To ratify the selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2017.						☐	☐	☐

The Board of Directors recommends you vote “1 YEAR” for the following proposal:						1 Year	2 Years	3 Years	Abstain

3.	To indicate, on a non-binding advisory basis, the preferred frequency of future advisory votes on the compensation of our named executive officers.					☐	☐	☐	☐

The Board of Directors recommends you vote “FOR” the following proposal:							For	Against	Abstain

4.	Approve named executive officers’ compensation as a non-binding advisory vote.						☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the annual meeting or any postponements or adjournments thereof or other matters permitted by Rule 14a -4(c)under the Exchange Act.

		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report Wrapper are available at www.proxyvote.com.

E25185-P87860

RIGNET, INC. Annual Meeting of Stockholders May 3, 2017 10:00 AM (Central Daylight Time) This proxy is solicited by the Board of Directors

The undersigned hereby appoints Steven E. Pickett, Charles Schneider and William Sutton, jointly and severally, as the undersigned’s proxy or proxies, each with full power of substitution and to act without the other, to vote in the manner directed herein all shares of common stock of RigNet, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Houston Marriot Energy Corridor- Reata Ballroom, 16011 Katy Freeway, Houston, Texas 77094 and any postponements or adjournments thereof, as fully as the undersigned could if personally present, revoking any proxy or proxies heretofore given.

The Board of Directors of the Company recommends a vote "FOR" all nominees for director, "1 YEAR" intervals as the frequency of future advisory votes on executive compensation and "FOR" all other proposals.

This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all nominees for director, "1 YEAR" as the frequency of advisory votes on executive compensation and "FOR" all other proposals. In their discretion, the proxies named above are authorized to vote upon such other matters that may properly come before the Annual Meeting, or any adjournment or postponement thereof and other matters permitted by Rule 14a-4(c) under the Exchange Act of 1934, as amended.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

Continued and to be signed on reverse side

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